UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Sybase, Inc.

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SYBASE, INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
May 29, 2007

TIME:	10:00 a.m., Tuesday, May 29, 2007

PLACE:	Sybase, Inc.
United Nations Conference Room
One Sybase Drive
Dublin, California 94568

BUSINESS:	• Elect three Class III directors

• Ratify Ernst & Young LLP as our independent registered public accounting firm for 2007

• Consider an amendment to the Company’s Restated Certificate of Incorporation to reorganize the Board of Directors into a single class

• Consider amendments to the Sybase, Inc. Amended and Restated 2003 Stock Plan, that among other matters, increase the share reserve by 4,000,000 shares

• Transact other business properly brought before the meeting

RECORD DATE:	You are entitled to vote on these matters if you were a stockholder of record at the close of business Tuesday, April 3, 2007.

HOW TO VOTE:	If you are not able to attend the meeting in person, you can vote (1) on the Internet, (2) by telephone, or (3) by completing and signing the enclosed proxy card and mailing it as soon as possible in the enclosed envelope. Please see specific instructions printed on your proxy card.
By Order of the Board of Directors

DANIEL R. CARL
Dublin, California	Vice President, General Counsel,
April 30, 2007	and Secretary
This Notice of Meeting and accompanying Proxy Statement and proxy card are first being distributed on or about April 30, 2007

SYBASE, INC.
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES
Director Compensation Paid in 2006
CORPORATE GOVERNANCE MATTERS
STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
AMENDMENTS TO AMENDED AND RESTATED 2003 STOCK PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
AMENDED PLAN BENEFITS *
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested in 2006
Pension Benefits
Nonqualifed Deferred Compensation
EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS
POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

SYBASE, INC.

PROXY STATEMENT
GENERAL INFORMATION
Your votes are solicited on behalf of the Sybase, Inc. Board of Directors for matters to be decided at the 2007 Annual Meeting of Stockholders. The meeting is set for 10:00 a.m. (PDT) on Tuesday, May 29, 2007 in the United Nations Conference Room at the Company’s principal executive offices, One Sybase Drive, Dublin, California 94568 (see map on back cover).
Record Date
You are entitled to vote at the Annual Meeting if you were a Sybase stockholder at the close of business on the April 3, 2007 Record Date. On that date, 91,410,498 shares of Common Stock were issued and outstanding. No Preferred Stock was issued or outstanding. The closing price of Sybase Common Stock on the Record Date was $25.73 per share, according to the New York Stock Exchange (NYSE).
How to Vote or Revoke Your Proxy
You can vote your shares by telephone, on the Internet at www.proxyvote.com, by mail, or in person at the Annual Meeting. Instructions for each voting method appear on your enclosed proxy card. You may revoke your proxy anytime prior to the vote at the Annual Meeting by (1) notifying Sybase in writing, (2) issuing a later proxy, or (3) voting in person at the meeting. If you previously granted a proxy, but decide to attend the meeting in person, your proxy will be voted as previously instructed unless you vote in person at the meeting.
How Your Votes Are Counted
• One Share, One Vote. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each proposal presented at the Annual Meeting.
• Quorum. A majority of the shares entitled to vote on the Record Date constitutes a quorum required to conduct business at the Annual Meeting. The meeting will be adjourned unless at least that number of shares is represented in person or by proxy.
• “Votes Cast” means the votes cast on a particular matter. It includes votes “FOR,” “WITHHELD,” “AGAINST,” and “ABSTAIN,” but does not include broker non-votes (see “Broker Non-Votes,” below).
What Your Vote Means
• On Election of Directors. You may vote “FOR” or “WITHHELD” for each nominee. A “WITHHELD” vote is counted toward a quorum only. The three director nominees with the greatest number of “FOR” votes (even if not a majority of Votes Cast) will be elected. There is no cumulative voting in the election of directors. The Company’s Corporate Governance Guidelines (available at www.sybase.com/about_sybase/investorrelations under “Corporate Governance”) specify that in an uncontested election of directors, any nominee who receives a greater number of “WITHHELD” votes than “FOR” votes shall promptly tender his or her resignation following the certification of the vote. The Company’s Board Affairs Committee will then consider the resignation and the full Board of Directors will act upon the recommendation of the Board Affairs Committee within 90 days of the certification of the stockholder vote. The Board of Directors’ determination and reasons for accepting or rejecting the resignation will be publicly disclosed in accordance with the Corporate Governance Guidelines.
• On Other Proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN.” The vote required on each matter described in this Proxy Statement (other than the election of directors) is the affirmative vote of a majority of the Votes Cast on that matter. Abstentions are counted toward a quorum and are also counted as Votes Cast. This means an abstention has the same effect as a vote “AGAINST.” For example, if there are 210 Votes Cast, and 99 shares are voted “FOR” a proposal, 75 are voted “AGAINST,” and 36 “ABSTAIN,” the proposal is defeated since it will not pass by a majority (i.e., at least 106) of the Votes Cast.
• What If I Don’t Vote? If you sign and return your proxy card, but don’t indicate how your shares are to be voted, your shares will be voted “FOR” all of the Company’s director nominees and “FOR” all other proposals described in this Proxy Statement. The Company’s proxy holders will have discretion to vote your shares on any new business submitted for a stockholder vote at the Annual Meeting.
• Broker Non-Votes. If you hold your shares in “street name,” it means your Sybase stock is held in an account maintained by your broker, bank or other qualified agent. The stock is registered in your agent’s name for your benefit. If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors, the proposal to amend the Company’s Restated Certificate of Incorporation and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 should be treated as routine matters. The proposal to amend the 2003 Stock Plan is not considered a routine matter and your broker will not vote on this proposal without your instructions. If you do not instruct the agent how to vote the Sybase stock in your account, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a certain matter without instructions from the beneficial owner, and such instructions are not given.
Broker non-votes will be counted to determine whether a quorum is present, but are not considered “Votes Cast.”
Multiple Sets of Proxy Materials
Under applicable SEC rules, only one set of proxy materials will be delivered to multiple stockholders sharing the same address, unless we receive contrary instructions from a stockholder at that address. If you share an address with another stockholder and you wish to receive additional sets of proxy materials, please contact Investor Relations at the address noted in the next paragraph to request these materials at no cost to you. Similarly, if you share an address with another stockholder and you want to eliminate the receipt of duplicate sets of materials, please contact us to request a single set of these materials for your household in the future.
Electronic Delivery; Requesting Copies
You may enroll for “paperless” electronic delivery at http://www.icsdelivery.com/sybs/index.html and receive our annual report and proxy materials by e-mail. Documents referenced in this Proxy Statement as being available on our website at www.sybase.com/about_sybase/investorrelations under “Corporate Governance” can also be requested in hard copy format free of charge by contacting Investor Relations, One Sybase Drive, Dublin, California 94568 (tel: 925-236-5000), e-mail: investorrelations@sybase.com.
Proxy Solicitation
We will pay the cost of soliciting stockholder proxies, and have retained Georgeson Shareholder to assist us in this process for an estimated $7,000, plus expenses. We may also reimburse brokers and others for their expenses in forwarding solicitation materials to beneficial owners. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees.

ELECTION OF DIRECTORS
Our current eight-member Board of Directors is divided into three classes, each having a three-year term expiring in successive years, as shown below. All of the directors other than Mr. Chen are non-employee directors. Three Class III directors to be elected at the Annual Meeting will hold office until their term expires at the Annual Meeting of Stockholders in 2010, or until their earlier resignation or removal.
The nominees are: Cecilia Claudio, L. William Krause and Robert P. Wayman. All of the nominees have advised the Company that they will serve if elected. Your shares will be voted as you instruct, but if you submit your proxy without voting instructions, your shares will be voted “FOR” the election of these nominees.

Class	Director	Current Term Expires
III	Cecilia Claudio L. William Krause Robert P. Wayman	2007

I	John S. Chen Alan B. Salisbury	2008

II	Richard C. Alberding Jack E. Sum Linda K. Yates	2009
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES
Director Biographical Information
The following table sets forth information about our current Board of Directors, including the nominees described above. There are no family relationships among any Company executive officers or directors.

John S. Chen Director since 1997 Age 51	Mr. Chen has been Chairman, Chief Executive Officer, and President of Sybase, Inc. since November 1998. From February through November 1998, he served as co-Chief Executive Officer. Mr. Chen joined Sybase in August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to July 1997, Mr. Chen was President of the Open Enterprise Computing Division of Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf. He is also a current director of The Walt Disney Company, an entertainment and media company and Wells Fargo & Co., a national bank.

Richard C. Alberding Director since 1993 Age 76	Mr. Alberding served as an Executive Vice President of Hewlett-Packard Company, a computer and electronics company, before retiring from that company in 1991. He had served in various management positions with HP beginning in 1958. Mr. Alberding is also a director of PC-TEL, a wireless software company.

Cecilia Claudio Director since 1999 Age 51 Nominee	Ms. Claudio has served as Senior Vice President and Chief Information Officer with SanDisk Corporation, a flash memory data storage company since February 2007. From October 2005 to January 2007, Ms. Claudio served as Chief Information Officer for Mercury Interactive Corporation, a business technology optimization software provider. From October 2004 to October 2005, Ms. Claudio served as Chief Information Officer and Vice President, Engineering for Align Technology, a technology-based orthodontic manufacturer. In May 2004, Ms. Claudio was named an Executive in Residence at Clearstone Venture Partners, a venture capital firm and continues to serve in an advisory capacity for Clearstone. From March 2003 to October 2004, Ms. Claudio served as the Executive Vice President and Chief Information Officer of Zurich Financial Services, the parent company of Farmers Group, Inc., a large automobile and home insurance company. From June 1998 to March 2003, Ms. Claudio served as Senior Vice President and Chief Information Officer of Farmers Group, Inc.

L. William Krause Director since 1995 Age 64 Nominee	Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and was CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Brocade Communications Systems, Inc., a networking storage company, Core-Mark Holding Company, Inc., a distributor of packaged consumer goods, Packeteer, Inc., a provider of application traffic management systems, and The Trizetto Group, a supplier of software and services to the health care industry.

Alan B. Salisbury Director since 1993 Age 70	Mr. Salisbury has been an independent management consultant to the information technology industry since July 1999. From August 1998 through June 1999, he served as Chairman of the U.S. subsidiary of Learning Tree International, a provider of advanced technology and technical management training. From 1993 through June 1999, Mr. Salisbury served as that company’s President, and he served as a director from June 1994 through June 2001. He also served as a director of Template Software, Inc., an enterprise application integration and tools development company, from January 1998 through December 1999.

Jack E. Sum Director since 2004 Age 64	Mr. Sum served as a Partner of PricewaterhouseCoopers (PwC), an accounting firm, from 1980 until his retirement in July 2003. Beginning in 1995, Mr. Sum served as the firm’s San Francisco Bay Area Audit Methods Partner and Risk Management Partner. During his career with PwC, which began in 1968, Mr. Sum was responsible for audit, tax and consulting efforts for a variety of national and multi-national companies ranging in size from $5 million to $10 billion in sales. Mr. Sum is a member of the California Institute of Certified Public Accountants.

Robert P. Wayman Director since 1995 Age 61 Nominee	In January 2007, Mr. Wayman retired from his position as Chief Financial Officer of Hewlett-Packard Company, a computer and electronics company, a position he held since 1984, and as HP’s Executive Vice President, Finance and Administration, a position he held since 1992. Mr. Wayman was named HP’s Chief Executive Officer on an interim basis in February 2005 and served in this capacity until March 2005. In February 2005, Mr. Wayman was appointed to HP’s Board of Directors, he previously served as an HP director from December 1993 through May 2002. He is a current director of Con-way Inc., a provider of global supply chain services and Affymetrix, Inc., a developer of tools to analyze complex genetic information. Mr. Wayman is a member of the Advisory Board to Northwestern University Kellogg School of Management.

Linda K. Yates Director since 2000 Age 44	Ms. Yates is the co-founder of Strategos, an international strategy consulting firm, where she served as Chief Executive Officer from January 1995 through August 1999. Ms. Yates currently serves as a Senior Advisor to large corporations and acts as a bridge between the Silicon Valley and large multi-national corporations. She is also a Henry Crown Fellow with the Aspen Institute.
Executive Officer Biographical Information
The following table sets forth information about our current executive officers. Information for John S. Chen is provided in the director table above.

Marty Beard President, Sybase 365, Inc. Age 44	Mr. Beard has served in his present capacity since November 2006. From February 2003 to November 2006 Mr. Beard was Senior Vice President, Corporate Development and Marketing. From August 2000 through January 2003, Mr. Beard was Vice President, Corporate Development. Before joining Sybase, Mr. Beard was Vice President of Oracle Online, a division of Oracle Corporation, a database software company, from June 1999 through July 2000. Prior to that he served as Senior Director, Mid-Market Business Solutions for Oracle beginning in July 1997. From June 1993 through June 1997, Mr. Beard was Staff Director, Corporate Strategy and Development for Pacific Telesis Group, a telecommunications company.

Steven M. Capelli President, Worldwide Field Operations Age 49	Mr. Capelli has served in his present capacity since August 2006. From January 2005 to August 2006 he served as Senior Vice President and General Manager, North America Operations. From February 2004 to January 2005 he served as Senior Vice President and General Manager, Worldwide Partner Group. Immediately prior to that, he served as Senior Vice President and General Manager, Worldwide Field Organization beginning in January 2003. Before that, Mr. Capelli served as Senior Vice President and General Manager, North American Operations from March 1998 through July 2002. Before joining Sybase in December 1997, Mr. Capelli worked for Siemens-Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, from August 1992 to December 1997. During that time, he held several positions including Chief Financial Officer, Vice President of Inter Continental Sales and Director of Field Operations.

Daniel R. Carl Vice President, General Counsel and Secretary Age 54	Mr. Carl has served in his present capacity since April 1999. Immediately prior to that, he served as Director of European Legal Affairs beginning in January 1997. Mr. Carl has been a Vice President of Sybase since May 1996, and served as Associate General Counsel from 1992 to April 1999.

Billy Ho Senior Vice President and General Manager – PTO Age 50	Mr. Ho has served in his present capacity since January 2007. From April 2003 to December 2006 he served as Senior Vice President and General Sales Manager OEM Sales. Beginning in October 2001 Mr. Ho served as Senior Vice President and General Manager, e-Business Division. Prior to that he held the position of Senior Vice President of Product Development and Marketing, e-Business Division from July 2001 to October 2001. Before that he held the position of Vice President of Product Development, Enterprise Solutions Division from October 1998 to July 2001. Mr. Ho joined Sybase in 1997 as Director of Engineering.

Raj Nathan Senior Vice President and Chief Marketing Officer Age 53	Dr. Nathan has served in his present capacity since January 2007. From February 2004 to December 2006 he served as Senior Vice President and General Manager, Infrastructure Platform Group. Immediately prior to that, he served as Senior Vice President and General Manager, Enterprise Solutions Division beginning in December 2000. Joining Sybase in November 1997, he served as Senior Vice President, Corporate Program Office and later as Senior Vice President and General Manager of the Internet Applications Division until December 2000. From May through November 1997, he served as President and Chief Executive Officer of Siemens Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, and held a number of executive positions with Siemens Pyramid prior to that.

Jeffrey G. Ross Vice President and Corporate Controller Age 42	Mr. Ross has served in his present capacity since August 2004. Immediately prior to that he served as Group Director of Tax and Accounting. Mr. Ross has held various other positions since joining Sybase in 1997. Before joining Sybase, Mr. Ross held several positions with Price Waterhouse, including senior manager in international tax.

Terry Stepien President iAnywhere Solutions, Inc. Age 48	Mr. Stepien has served in his present capacity since May 2000. Prior to that he had served as Senior Vice President and General Manager of Sybase’s Mobile and Embedded Computing Division (MEC) since March 1999. From September 1998 to March 1999, he was Vice President and General Manager of MEC. From September 1996 to September 1998, he served as Vice President, Marketing for Database Products. Mr. Stepien was Vice President, Marketing for Workplace Database Products from February 1995 to September 1996.

Pieter Van der Vorst Senior Vice President and Chief Financial Officer Age 52	Mr. Van der Vorst has served in his current position since March 2002. Prior to that, he held the title of Vice President and Chief Financial Officer starting in January 1999. Between November 1997 and January 1999, he served as Corporate Controller, and prior to that, he served as Vice President, Tax and Corporate Accounting beginning in April 1997. Mr. Van der Vorst has held various other positions since joining Sybase in 1991.

Nita C. White-Ivy Vice President Worldwide Human Resources Age 60	Ms. White-Ivy has served in her present capacity since March 1998. Prior to that, she was a human resources consultant to Sybase beginning in January 1998. Before joining Sybase, she was with Siemens Pyramid, a computer and electronics company, serving as Sr. Director Human Resources from 1992 to February 1994 and as Vice President of Worldwide Human Resources from February 1994 to October 1997.

Non-Employee Director Compensation
During 2006, the Company paid fees to its non-employee directors according to the following table. The Company generally reviews non-employee director compensation annually. All retainers are paid in four quarterly installments, but are discontinued upon a director’s resignation if not already earned. The Company has stock ownership guidelines that require all senior executives and directors to hold a minimum number of common shares. The stock ownership guidelines are posted on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations. See “Compensation Discussion and Analysis, Stock Ownership Guidelines” on page 30 for a discussion of the stock ownership guideline requirements applicable to Company officers.

Annual retainer	$32,600

Per Regular Board meeting attended in person	1,800
Per Regular Board meeting attended by video or phone	1,800
Per Special Board meeting exceeding one hour (attended in person, by video or telephone)	1,800
Per Regular or Special Committee meeting exceeding one hour (attended in person, by video or phone):
- Chairperson	1,900
- Committee member	1,600
Additional annual retainer for Board Affairs Committee chairperson	8,000
Additional annual retainer for Compensation Committee chairperson	8,500
Additional annual retainer for Audit Committee chairperson	12,000
Additional annual retainer for lead independent director	15,000
Out-of-pocket travel expenses associated with meeting attendance	Actual reasonable
Under our Amended and Restated 2003 Stock Plan (the “2003 Plan”), on the first trading day in February each non-employee director who has served for at least five months shall be granted an award having an imputed value (as defined in the 2003 Plan) determined by the board which shall not exceed $400,000. Under the 2003 Plan, any new non-employee director appointed after the adoption of the 2003 Plan shall receive an initial grant having an imputed value determined by the board which shall not exceed $800,000.

Director Compensation Paid in 2006

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
Name	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
(1)	($)	($)	($)(2)(3)	($)	Earnings	($)	($)
Richard Alberding	65,200	0	191,963	0	0	0	257,163
Cecilia Claudio	51,400	0	191,963	0	0	0	243,363
L. William Krause	65,600	0	191,963	0	0	0	257,563
Alan B. Salisbury	62,800	0	191,963	0	0	0	254,763
Jack E. Sum	59,600	0	124,610	0	0	279(4)	184,489
Robert P. Wayman	74,000	0	191,963	0	0	0	265,963
Linda K. Yates	49,600	0	191,963	0	0	0	241,563

1.	Mr. Chen, the Company’s only employee director, does not receive compensation, expense reimbursement, or stock option grants for serving as a director or for attending Board or committee meetings. Mr. Chen’s 2006 compensation information is set forth in the “Summary Compensation Table” on page 33.

2.	The amounts in the column titled “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006 in accordance with FAS 123R for the following awards: February 1, 2002 with an aggregate grant date fair value of $258,341 per director; February 3, 2003 with an aggregate grant date fair value of $195,070 per director; February 2, 2004 with an aggregate grant date fair value of $39,912 per director; September 1, 2004 with an aggregate grant date fair value of $133,720 per director; February 1, 2005 with an aggregate grant date fair value of $223,061 per director and February 1, 2006 with an aggregate grant date fair value of $168,300 per director. Mr. Sum’s grant on September 1, 2004 had an aggregate grant date fair value of $121,564 and Mr. Sum did not receive any grants prior to this date. Grants made prior to September 1, 2004 were made under the Company’s 2001 Director Stock Option Plan; all other grants were made under the Company’s Amended and Restated 2003 Stock Plan.

3.	As of December 31, 2006, the aggregate number of outstanding option awards (vested and unvested) for each of the non-employee directors were as follows:

Mr. Alberding	208,000
Ms. Claudio	137,500
Mr. Krause	184,000
Mr. Salisbury	208,000
Mr. Sum	64,000
Mr. Wayman	196,000
Ms. Yates	176,000
4.	Represents reimbursement of marginal expense incurred by Mr. Sum for his spouse’s travel to, and meal at a Board of Directors meeting in 2006.

CORPORATE GOVERNANCE MATTERS
Sybase is committed to strong principles of corporate governance and business ethics. The Company is in compliance with all applicable corporate governance requirements of the NYSE, the SEC, and the Sarbanes-Oxley Act of 2002. Our “Statement of Values and Business Ethics” is available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.
Corporate Governance Guidelines
The Board’s Corporate Governance Guidelines comply with revised NYSE listing standards. These policies are intended to guide the Company and the Board on a variety of corporate governance matters including director responsibilities, director independence, Board composition, director continuing education, Board committees, and management development and succession planning. Our Corporate Governance Guidelines are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.
Board Independence
None of our non-employee directors have any direct or indirect material relationships with the Company, and each of them is “independent” within the meaning of the Company’s director independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards regarding director independence. As set forth in our guidelines, a director’s relationship with the Company is considered “material” if, in the judgment of the Board as a whole, such relationship would interfere with a director’s independent judgment with respect to the Company.
Board of Directors and Board Committees
The Board of Directors held seven (7) meetings during 2006, and no director attended fewer than 75% of the total of all Board and committee meetings held last year during his or her service as a director or committee member. Our directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year, Mr. Chen attended the Annual Meeting.
The Board currently has three standing committees — Audit, Compensation, and Board Affairs — each of which operates under a written charter adopted by the Board. All of the committee charters are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations. The table below shows the number of Board committee meetings held during 2006, current committee membership, and each committee’s principal functions.

Board Committees	Principal Functions
Audit (1)	•	carries out mandates of Audit Committee Charter, including the following:
Mr. Sum (Chair)	•	selection, engagement, and oversight of the Company’s independent auditors
Mr. Wayman	•	pre-approval of all audit and non-audit related services to the Company and its subsidiaries
Ms. Yates	•	oversight of the Company’s internal controls, disclosure controls, internal audit function, and independent audit of Company’s financial statements receipt and investigation of all complaints and concerns regarding the Company’s internal controls, and audit and accounting practices
	•	11 meetings in 2006

Compensation (2)	•	carries out mandates of the Compensation Committee Charter, including the following:
Mr. Alberding (Chair) Ms. Claudio	•	determination of CEO’s compensation for ratification by the full Board based on CEO’s performance against goals determined by the full Board review and approval of compensation, including cash incentive compensation plans and equity-based plans for Section 16 officers
Mr. Krause Mr. Salisbury	•	oversight of all Company compensation policies to assure their alignment with the long-term interests of the Company’s stockholders
	•	7 meetings in 2006

Board Committees	Principal Functions
Board Affairs	•	carries out the mandates of the Board Affairs Committee Charter, including the following:
Mr. Krause (Chair)	•	management and oversight of the Company’s Corporate Governance Guidelines
Mr. Wayman	•	consideration and recommendation of all director nominees
Mr. Salisbury	•	oversight of initial and on-going director education, Board composition, and Board and committee evaluations
	•	4 meetings in 2006

(1)	No Audit Committee member serves on the audit committee of more than three public companies.

(2)	No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company, any of its subsidiaries or any other entity that is required to be disclosed in this Proxy Statement.
Lead Independent Director; Executive Sessions
Our Corporate Governance Guidelines provide for the Board designation of a Lead Independent Director from time to time. The Lead Independent Director is responsible for calling all special meetings of the independent directors, chairing all meetings of the independent directors, and performing such other responsibilities as designated by a majority of the independent directors from time to time. Mr. Wayman is the current Lead Independent Director and has served in such capacity since May 1998. As part of our regular Board meetings, our independent directors meet in executive sessions separate from Company management and directors who are also employees of the Company.
Communicating with our Board
You may communicate in writing with any or all of Sybase’s directors via U.S. mail addressed to the Chairperson of the Board Affairs Committee c/o Sybase’s Corporate Secretary, One Sybase Drive, Dublin, California 94568. The Corporate Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated, and will forward correspondence directly to the directors as appropriate. This process has been approved by a majority of the independent directors.
Director Nominee Criteria and Process
The Board of Directors is responsible for approving candidates for Board membership, and has delegated the screening and recruitment process to the Board Affairs Committee. The Board Affairs Committee has adopted Policies and Procedures for Director Candidates intended to ensure the selection of qualified candidates who support the Company’s strategies, as well as its business and corporate governance principles. The Committee has not adopted minimum qualifications for director candidates. Rather, in evaluating potential director candidates, including those proposed by stockholders and others, the Committee takes into account a wide variety of factors including each candidate’s suitability, professional qualifications and expertise in relation to the composition and performance of the Board as a whole. From time to time, the Board Affairs Committee has retained a search firm to assist it in identifying potential director candidates; however, the nature, scope and expense of each such engagement is determined on a case-by-case basis and there are no standing arrangements between the Board Affairs Committee and any particular firms for this purpose. Our Policies and Procedures for Director Candidates are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.
Stockholder Nominations for Director
The Board Affairs Committee considers director nominees recommended by our stockholders. Stockholder recommendations must be submitted in writing to Sybase, Inc., Attn: Corporate Secretary, One Sybase Drive, Dublin, California 94568, and must include certain prescribed information, including the proposed candidate’s personal and business information, the class and number of Company securities the candidate owns, and a description of the proposed candidate’s relationships with the Company and the recommending stockholder. Recommendations must also be accompanied by personal references, including a supporting statement from the recommending stockholder regarding a proposed candidate’s character and judgment. Our Policies and Procedures for Director Candidates

(available on our website under “Corporate Governance” at www.sybase.com/about sybase/investorrelations) describes other relevant criteria, as well as the Board Affairs Committee’s process for evaluating and identifying director candidates selected and recommended to the full Board for nomination. In addition, the stockholder must give timely notice of a proposed nomination to our Corporate Secretary in accordance with our Bylaws, which generally require that our Corporate Secretary receive notice within the time period described under “Deadline for Receipt of Stockholder Proposals for the 2008 Annual Meeting” beginning on page 48.
STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS
This table shows how Sybase shares were beneficially owned as of the Record Date by (i) entities holding more than 5% of our issued and outstanding Common Stock, (ii) by each current director and director nominee, (iii) each Named Executive Officer named in the “Summary Compensation Table” on page 33, and (iv) all current directors and executive officers as a group. On the Record Date, 91,410,498 shares of Common Stock were issued and outstanding.

	Shares Beneficially	Approximate Percent
Name of Beneficial Owner	Owned (#)	of Class (%)
Lord, Abbett & Co., LLC (1)	8,726,687	9.55
90 Hudson Street Jersey City, NJ 07302

Entities affiliated with Barclays Global Investors, N.A. (2)	6,369,661	6.97
45 Fremont Street, 17th Floor
San Francisco, CA 94105

John S. Chen (3)(4)(5)	3,188,661	3.40

Marty Beard (3)(4)(5)	327,523	*

Steve Capelli (3)(4)(5)	199,688	*

Raj Nathan (3)(4)(5)	164,798	*

Pieter A. Van der Vorst (3)(4)(5)	204,303	*

Richard C. Alberding (3)(4)	166,664	*

Cecilia Claudio (3)(4)	85,165	*

L. William Krause (3)(4)	134,664	*

Alan B. Salisbury (3)(4)	160,664	*

Jack E. Sum (3)(4)	35,748	*

Robert P. Wayman (3)(4)	166,664	*

Linda K. Yates (3)(4)	150,664	*

All current executive officers and directors as a group	5,479,639	5.80
(17 people) (3)(4)(5)

*	less than 1%

(1)	Based on Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2007, Lord, Abbett & Co., an investment adviser registered under the 1940 Act, claims sole voting power of 8,420,587 of the shares, and beneficial ownership and sole dispositive power over 8,726,687 of the shares.

(2)	Based on Schedule 13G filed with the SEC on January 23, 2007, Barclays Global Investors, NA, a bank as defined in Section 3(a)(6) of the Securities Act of 1933 (“Securities Act”), claims beneficial ownership and sole dispositive power as to 4,101,061 shares, with sole voting power as to 3,376,748 shares. Barclays Global Fund Advisors, an investment advisor registered under the 1940 Act, claims beneficial ownership, sole voting power and sole dispositive power as to 2,268,600 shares.

(3)	Number of shares includes (i) shares subject to stock options or stock option appreciation rights that are exercisable within 60 days of the Record Date (see footnote 4 below), and (ii) restricted stock subject to the Company’s repurchase right (see footnote 4 below). Unless otherwise noted, each named stockholder has sole voting and investment power with respect to all beneficially owned securities, subject to applicable community property laws and to the information contained in the footnotes to the table. Unless otherwise indicated, the address for each named stockholder is c/o Sybase, Inc., One Sybase Drive, Dublin, California 94568.

(4)	Includes the following shares subject to stock options and stock option appreciation rights (SARs) that are exercisable within 60 days of the Record Date and unvested restricted stock purchase rights:

	Sybase Stock Options	Service-Based	Performance-Based
	and SARs Exercisable	Restricted Stock	Restricted Stock
	w/in 60 days (#)	(# of exercised shares)	(# of exercised shares)
Mr. Chen	2,304,453	99,500	565,600
Mr. Beard	256,406	16,732	49,180
Mr. Capelli	103,461	19,317	60,593
Mr. Nathan	94,684	16,647	45,467
Mr. Van der Vorst	120,092	17,647	51,467
Mr. Alberding	165,664	0	0
Ms. Claudio	84,165	0	0
Mr. Krause	131,664	0	0
Mr. Salisbury	159,664	0	0
Mr. Sum	34,248	0	0
Mr. Wayman	165,664	0	0
Ms. Yates	145,664	0	0
All current executive	4,113,760	211,311	913,478
officers and directors
Performance-based restricted stock included in the table above includes the following: (i) grants made in February 2005 where vesting is subject to the Company’s achievement of certain revenue growth rates, income before tax growth rates and stockholder return relative to S&P 400 performance, (ii) grants made in January 2006 where vesting is subject to the Company’s achievement of certain revenue growth rates, cash flow growth rates and return on invested capital thresholds, and (iii) grants made in February 2007 where vesting is subject to the Company’s achievement of certain revenue, cash flow and return on invested capital thresholds. Performance-based restricted stock shares will vest, and the Company’s repurchase right will lapse, three years from the grant date, in full or partially, based upon the achievement of performance at or above the thresholds set forth in each grant. Vesting is also conditioned upon the grantee remaining employed by the Company at the vesting date. Unvested shares will be repurchased by the Company for the $0.00 per share exercise price.

Service-based restricted stock included in the table above includes unvested restricted stock purchase rights issued in February 2007, January 2006 and February 2005 with $0.00 per share purchase prices which were exercised within six months of the issue date and remain subject to the Company’s repurchase right if an employee terminates within three years of the rights grant date.

(5)	This table shows beneficial ownership of common stock of iAnywhere Solutions, Inc. (“iAS”), a majority-owned Sybase subsidiary, as of the Record Date, by the Company’s executive officers. None of the Company’s non-employee directors were issued or hold iAS stock options or common stock. All of the securities reflected in the table are stock options to purchase common stock that are vested and exercisable within 60 days of the Record Date. iAS only has preferred stock outstanding, there are no shares of iAS common stock issued and outstanding.

	iAS Common Stock	Approximate Percent
	Beneficially Owned (#)	of Class (%)
Mr. Chen	1,070,000	*
Mr. Beard	20,000	*
Mr. Capelli	0	*
Dr. Nathan	25,000	*
Mr. Van der Vorst	100,000	*
All current Sybase	3,195,937	*
executive officers and directors as a group (17) people

*Not meaningful since no shares of iAS common stock are currently issued and outstanding.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP (“EY”), independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2007, and recommends that the stockholders ratify such selection. In the event of a negative vote, the Audit Committee will reconsider its selection. EY (or its predecessor) has audited the Company’s annual financial statements since the Company’s inception in 1984, and is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules adopted by the SEC regarding mandatory audit partner rotation. Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
Fees for professional services provided by EY in each of the last two fiscal years in each of the following categories are as follows:

	2006 ($)	2005 ($)
Audit Fees	$4,100,078	$3,570,873
Audit-Related Fees	618,088	116,355
Tax Fees	676,000	398,272

TOTAL	$5,394,166	$4,085,500
Audit Fees include fees associated with the Company’s annual audit, the reviews of the Company’s filings with the SEC during the fiscal year, including its quarterly reports on Form 10-Q for the periods indicated, assistance with financial statements included in registration statements and reports filed with the SEC, accounting consultations and Sarbanes-Oxley Section 404 attestation work
Audit-Related Fees include fees not directly related to the attest services for our financial statements and includes due diligence in connection with acquisitions, accounting consultations, audits in connection with proposed or consummated acquisitions and audits of the Company’s pension plan(s).
Tax Fees include tax compliance and international tax advice and planning services.
The Audit Committee did not approve payment for any services pursuant to the de minimis exception (i.e., services that, if rendered, would compromise auditor independence but were (i) less than 5% of the total fees paid to EY for the years noted; (ii) not recognized as non-audit services at the time of engagement; and (iii) brought to Audit Committee’s attention and approved prior to the completion of the audit). The Audit Committee of the Board of Directors determined that the non-audit services provided by EY as described above are compatible with maintaining such auditors’ independence.
Pre-Approval Policies and Procedures. During 2006, the Audit Committee pre-approved 100% of the fees described in the above table in accordance with its pre-approval policies and procedures. Generally, at the beginning of each fiscal year, the Audit Committee reviews a written report prepared by the independent auditor describing the proposed scope of services in each of the above categories for that year, including estimated fees and costs related to each activity. The independent auditor is not authorized to undertake any activities on behalf of the Company unless and until the Audit Committee has approved the auditor’s report. The Audit Committee regularly oversees and monitors all activities performed by (and all fees paid to) the independent auditor. The Audit Committee may authorize the CFO to engage the independent auditor directly to perform non-audit services that have been pre-approved by the Audit Committee, and which do not exceed a specified maximum dollar amount. The CFO is required to report all such engagements to the Audit Committee on a regular basis.

AMENDMENT TO THE COMPANY’S
RESTATED CERTIFICATE OF INCORPORATION
     The Company’s Restated Certificate of Incorporation currently provides for a “classified board” in which the Board of Directors are divided into three classes, each serving a three-year term. Under this structure, the Company’s stockholders vote on approximately one-third of the Board at each annual meeting of stockholders. At the 2006 Annual Meeting of Stockholders, the stockholders approved a stockholder proposal that recommended, but did not effectuate, the elimination of the classified board structure. In February 2007, the Board approved the following amendment to Section 1 of Article Eleventh of the Company’s Restated Certificate of Incorporation (“Amendment”) to reorganize the Board into a single class:
“Section 1. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until their successors have been duly elected and qualified at the next annual meeting of stockholders; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law. Notwithstanding the foregoing, each director elected prior to the 2008 Annual Meeting of Stockholders shall hold office until the expiration of the applicable three year term for which such director was elected and shall not become subject to election until the expiration of such director’s existing term.”
     If the Amendment is approved and becomes effective, nominees for each of the Company’s directors will stand for election annually following expiration of the existing three year terms of the current classified board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
AMENDMENTS
TO
AMENDED AND RESTATED 2003 STOCK PLAN
In February 2007, the Board approved the following amendments to the Sybase, Inc. Amended and Restated 2003 Stock Plan (the “2003 Plan”) and the stockholders are being asked to ratify these amendments (capitalized terms below are used as defined in the 2003 Plan):
(a)	To increase the share reserve under the 2003 Plan by 4,000,000 shares, which would increase the total number of shares reserved for issuance as of the Record Date under the plan to 12,122,476;

(b)	to decrease the 60% of the Plan limit on Awards granted with an exercise price or purchase price below 100% of Fair Market Value on the Grant Date to 45%;

(c)	to clarify that upon the exercise of stock-settled SARs, the shares included in the grant which are not issued to the grantee to settle the SAR exercise will expire and not be returned to the 2003 Plan for future issuance; and

(d)	to revise the 2003 Plan to provide that the Plan Administrator does not have the authority to make offers to buy out outstanding option or SAR Awards that have exercise prices which exceed the Fair Market Value of the Company’s Common Stock at the time of such buy out.
The Board believes the increase in the share reserve to the 2003 Plan is necessary to provide the Company with sufficient Awards to (i) attract and retain qualified non-employee directors, executives and other key employees and consultants with appropriate equity-based awards, (ii) motivate high levels of performance, and (iii) recognize employee contributions to the Company’s success. In addition, the Board believes a robust equity compensation program is necessary to provide the Company with flexibility in negotiating strategic acquisitions and other business relationships to further expand and grow our business. The Board believes that the reduction in the limitation on Awards which can be granted at below Fair Market Value on the Grant Date to 45% from 60% provides the Company with adequate flexibility to grant a portfolio of performance-based and service-based Awards to promote the objectives of the Company. The clarification that shares not issued to settle SAR grants will expire and not be returned to the 2003 Plan is consistent with how the Administrator is currently operating the 2003 Plan and the Board believes the 2003 Plan should continue to be administered in this manner. The revision that removes the Plan Administrator’s authority to buy out options or SARs that are not in-the-money is consistent with other provisions in the 2003 Plan which prohibit the re-pricing of options without stockholder consent. The Board believes this revision is consistent with good governance practices.
Without the 4,000,000 share increase to the number of shares reserved under 2003 Plan the Company may not remain competitive for qualified non-employee directors and executives, and skilled employees and consultants in the technology industry, particularly against similar companies vying for a limited talent pool. The provisions of the Plan are summarized below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
Summary of the Amended and Restated 2003 Stock Plan
General. The Amended and Restated 2003 Stock Plan provides for grants of stock options, stock appreciation rights (SARs), restricted stock, performance shares, performance units, and deferred stock units (sometimes referred to individually or collectively as “Awards”), to non-employee directors, officers, employees, and consultants of the Company and its subsidiaries. Stock options may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (ISOs), or nonqualified stock options (NQSOs).
Plan Administration; Amendment and Termination. The Board and/or one or more of its committees shall administer the Plan in accordance with applicable law (“Administrator”). The Administrator may amend, suspend, or terminate any portion of the 2003 Plan for any reason, but must obtain stockholder consent for any material 2003 Plan amendment, or the consent of affected 2003 Plan participants if any such action alters or impairs any obligations regarding Awards that have been granted. Additionally, see “No Material Amendments or Re-Pricing without Stockholder Approval,” below. The 2003 Plan terminates in 2014. However, such termination will not affect Awards granted under the 2003 Plan prior to termination.
Shares Subject to the 2003 Plan. Stockholder approval is being requested for 4,000,000 additional shares for the 2003 Plan. In connection with the adoption of the 2003 Plan, 2,500,000 shares were authorized by stockholders in 2003. In 2004, stockholders approved the use of existing shares available for grant under other Company plans adopted prior to the amendment of the 2003 Plan. At the March 25, 2004 amendment and restatement of the 2003 Plan (“Amendment Date”), 3,559,463 shares available for grant under the 1996 and 1999 Stock Option Plans were transferred to the 2003 Plan. Additionally, any shares represented by awards granted and outstanding under the 1996 Plan, the 1999 Plan, or the 1992 or 2001 Director Option Plans as of the Amendment Date that are subsequently forfeited or cancelled or expire without delivery of shares will be added to the 2003 Plan. In 2005, stockholders approved an additional 3,000,000 shares for the 2003 Plan. As of the Record Date, a total of 8,122,475 shares were authorized under the 2003 Plan, including 5,302,697 shares granted under outstanding Awards.
Eligibility for Awards. Employees, officers, consultants, and non-employee directors of Sybase or its subsidiaries may be granted Awards under the 2003 Plan. Except for non-employee directors who receive initial and annual Awards described under the 2003 Plan (see “Awards to Non-Employee Directors,” below), the Plan Administrator determines which individuals will receive Awards, as well as the number and composition of each Award grant. Awards under the 2003 Plan may consist of a single type or any combination of the types of Awards permissible under the 2003 Plan as determined by the Administrator (or by the full Board in the case of Awards to non-employee directors). These decisions may be based on various factors, including the factors discussed in “Compensation Discussion and Analysis”. As of the Record Date, the Company had 4,039 employees, seven non-employee directors, and 112 third-party consultants.

Awards to Non-Employee Directors. The 2003 Plan provides for initial and annual Awards to non-employee directors within prescribed parameters. Under the 2003 Plan, each non-employee director who becomes a director after the 2005 Annual Meeting, will receive (i) an initial Award with an imputed value not exceeding $800,000 (as determined under applicable accounting guidelines), and (ii) an annual Award on the first trading day of February of each calendar year during the individual’s term as a director (when the director has served as a director for at least five months) with an imputed value not exceeding $400,000 (as determined under applicable accounting guidelines), as of such date. The 2003 Plan also provides that each non-employee director may elect to forego receipt of all or a portion of the director’s annual director compensation otherwise due in exchange for an Award under the 2003 Plan. The number of shares subject to an Award (other than NQSOs) shall equal (a) the amount of foregone compensation divided by (b) the FMV (as defined in the following paragraph) of a share on the date the compensation otherwise would have been paid (rounded up to the nearest whole number of shares). If the Award consists of NQSOs, the number of options granted shall be determined by dividing the cash amount foregone by a value determined under an option pricing model determined by the Administrator (e.g., Black-Scholes or binomial pricing model), rounded up to the nearest whole number of shares.
Exercise Price Limitations. The Administrator will determine the exercise price for the shares underlying each Award on the date the Award is granted. However, the exercise price for shares under an ISO may not be less than 100% of the FMV on the date the Award is granted. The exercise price for freestanding SARs and NQSOs may not be less than 85% of FMV. There is no minimum exercise price prescribed for performance shares and restricted stock awarded under the 2003 Plan. However, under the current 2003 Plan no more than an aggregate of 60% of the total shares reserved for issuance under the 2003 Plan may be granted pursuant to Awards with an exercise or purchase price of less than 100% of FMV. Stockholder approval is being requested to reduce the 60% limitation to 45%. See “Cap on Discounted Awards; Individual Grant Limits,” below.
No Material Amendments or Re-Pricing without Stockholder Approval. Except for adjustments upon changes in capitalization, dissolution, merger, or asset sale, the 2003 Plan prohibits the Company from making any material amendments to the 2003 Plan or decreasing the exercise price or purchase price of any outstanding Award (including by means of cancellation or re-grant) without stockholder approval. As of the Record Date, the closing price of our Common Stock as reported by the NYSE was $25.73 per share.
Cap on Discounted Awards; Individual Grant Limits. Under the current 2003 Plan, no more than an aggregate of 60% of the total shares reserved for issuance under the Plan may be granted pursuant to Awards with an exercise or purchase price less than 100% of FMV. Stockholder approval is being requested to reduce the 60% limitation to 45%. Additionally, no participant may be granted Awards in any one year to purchase more than an aggregate total of the lesser of (i) 1% of the Company’s total number of outstanding shares immediately prior to the grant, or (ii) 2,000,000 shares. Such limitation is subject to proportional adjustment in connection with any change in the Company’s capitalization as described in the 2003 Plan. See also “Awards to Non-Employee Directors,” above.
Award Exercise; Payment of Exercise Price. The Administrator will determine when Awards become exercisable. However, under the 2003 Plan, as amended at the 2005 Annual Meeting, no Award may have a term longer than 7 years from the date of grant unless otherwise approved by the Company’s stockholders, and no Award may be exercised after expiration of its term. Prior to the 2005 Annual Meeting, Awards could have a maximum term of 10 years. Payment for any shares issued upon exercise of an Award shall be specified in each participant’s Award Agreement, and may be made by cash, check or other means specified in the 2003 Plan.
Tax Withholding. The Company shall have the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including FICA obligations, if applicable) required to be withheld with respect to the grant, exercise, or vesting of any Award.
Effect of Termination, Death, Disability, or Retirement. If a participant’s employment, consulting arrangement, or service as a non-employee director terminates for a reason other than death, disability, or retirement, vesting of ISOs and NQSOs (and related SARs) generally will stop as of the effective termination date. Participants other than non-employee directors generally will have 3 months from their termination date to exercise vested unexercised options before they expire. Non-employee directors generally have a period of 12 months from the date they cease their service as a director to exercise their vested options before they expire. Longer post-termination exercise periods apply in the event of retirement (in the case of employee participants only), or a termination of employment or cessation of service resulting from death or disability. The post-termination exercise period may be as short as 5 business days if a participant is dismissed for cause.
Nontransferability of Awards. Unless otherwise determined by the Administrator, Awards granted under the 2003 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised by the participant only during the participant’s lifetime.
Stock Appreciation Rights. Stock appreciation rights (SARs) may be granted on a standalone basis, in addition to, or in tandem with other Awards under the 2003 Plan. Under the 2003 Plan, freestanding SARs may be granted with an exercise price of not less than 85% of FMV. Tandem SARs may be exercised for all or part of the shares as to which the related Award is then exercisable. Upon exercise of a SAR, a participant is entitled to receive an amount determined by multiplying (a) the difference between the SAR exercise price and the FMV of the shares on the exercise date, times (b) the number of shares with respect to which the SAR is exercised. Payment may be made in the form of cash and/or shares of equal value. For example, assume a participant is granted 100 SARs with an exercise price of $Y. When the SARs become exercisable, assume the FMV of the shares is (3 x $Y) per share. Upon exercise of the SARs the participant is entitled to receive an amount equal to 100 (2 x $Y). Stockholder approval is being requested for a clarification to the 2003 Plan to confirm that upon the exercise of stock-settled SARs, the shares included in the grant which are not issued to the grantee to settle the SAR exercise will expire and not be returned to the 2003 Plan for future issuance.
Restricted Stock. The 2003 Plan also permits the Company to grant restricted stock. The Plan Administrator has discretion to establish periods of restriction during which shares awarded remain subject to the Company’s right to repurchase if the participant’s employment or term of service terminates for any reason (including death or disability), or if performance vesting criteria are not met. See “Compensation Discussion and Analysis” for a discussion of the restrictions placed on the Company’s outstanding performance-based and service-based restricted stock. During periods of restriction, a participant has the right to vote his/her restricted stock and to receive distributions and dividends, if any, but may not sell or transfer the shares.
Performance Shares/Units. The 2003 Plan also permits the Company to grant performance shares or units (i.e., entitling the participant to receive a cash payment equal to the value of a prescribed number of shares), upon the achievement of Company and/or individual performance objectives determined by the Administrator. Each performance share will have an initial value equal to the FMV of the underlying shares on the grant date, and each performance unit will have an initial value determined in accordance with applicable accounting guidelines. No Participant shall receive Performance Units or Performance Shares having an initial Imputed Value greater than $5,000,000, except that a Participant may receive Performance Units or Performance Shares in a fiscal year in which his or her employment commences with an initial Imputed Value no greater than $10,000,000.
Deferred Awards. The Administrator, in its discretion, may permit a participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an Award. Any such deferral elections shall be subject to rules and procedures determined by the Administrator in its discretion. Once deferred, the cash or shares shall be subject to the claims of the Company’s general creditors.
Changes in Capitalization; Change of Control. The 2003 Plan provides for exercise price and quantity adjustments if the Company declares a stock dividend or stock split. Also, vesting or restriction periods may be accelerated if Sybase merges with another entity that does not either assume the outstanding Awards or substitute equivalent Awards. The Company has employment arrangements with certain executive officers that provide for accelerated vesting of stock options or the accelerated elimination of the Company’s repurchase right upon or following a change of control. See “Employment and Change of Control Agreements” at page 43.

Participation in the 2003 Plan. Except as otherwise provided in the 2003 Plan, the grant of Awards is subject to the discretion of the Administrator. No determinations have been made with respect to future awards under the Plan. Accordingly, the value of future awards is not determinable. The following table sets forth information under the 2003 Plan with respect to the grant of options, stock option appreciation rights and restricted stock purchase rights to the Named Executive Officers, to all current executive officers as a group and to all other employees as a group during 2006:
AMENDED PLAN BENEFITS *

			Performance
		Weighted	and Service
	Options	Average	Based
	and SARs	Exercise Price	Restricted
	Granted	Per Share	Stock
	(#)	($/sh.)	Awards (#)

John S. Chen	229,000	$21.59	144,000
Marty Beard	27,966	21.59	17,612
Steve Capelli	62,881	21.16	19,410
Raj Nathan	33,051	21.59	20,814
Pieter Van der Vorst	33,051	21.59	20,814
All current executive officers as a group	480,474	21.53	281,289
All non-officer directors as a group	182,000	21.92	0
All other employees as a group	2,228,416	22.29	146,761

*	During 2006, all Company equity awards were made under the 2003 Plan.
Summary of Federal Income Tax Consequences
The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the 2003 Plan. Tax consequences for any particular individual may be different.
Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.
Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the 2003 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to certain executive officers. See “Tax Implications of Executive Compensation” on page 31.
Section 409A. Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.
Awards granted under the 2003 Plan with a deferral feature that defers compensation into a future year will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2003 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Equity Compensation Plan Information
The following table contains aggregated information regarding our equity compensation plans as of December 31, 2006.
At December 31, 2006, the Company had a total of 12,455,856 options and SARs outstanding with a weighted average exercise price of $18.3075. As of December 31, 2006 the outstanding options and SARs had an average remaining contractual life of 5.41 years. At December 31, 2006 the Company had a total of 1,557,689 shares of outstanding and unvested restricted stock (including performance-based and service-based restricted stock).

			Number of Securities
	Number of Securities	Weighted average	remaining available for future
	to be issued upon	exercise price of	issuance under equity
	exercise of outstanding	outstanding	compensation plans
	options, warrants and	options, warrants	(excluding securities reflected
Plan category (1)	rights (#)	and rights ($/sh.)	in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	11,797,472	$17.10	3,052,721

Equity compensation plans not approved by security holders (2)	2,216,069	13.27	0

Total	14,013,541	16.28	3,052,721

(1)	Includes all equity compensation plans in each category that were assumed by the Company in connection with merger, consolidation and acquisition transactions pursuant to which the Company may make subsequent grants or awards of Company securities in the appropriate category.

(2)	A description of the Company’s equity compensation plans, including the 1999 Plan, the Company’s only non-stockholder approved equity plan, is set forth in Note Seven to the Company’s Consolidated Financial Statements, Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006, which information is incorporated here by reference, and furnished simultaneously with this Proxy Statement. The Company has not made grants under the 1999 Plan since April 2, 2004 and no shares remain available for grant in the 1999 Plan.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors in accordance with its amended and restated charter, as adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Company’s 2006 Annual Report on Form 10-K, and discussed the quality (not merely acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also provided direct oversight over the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act relating to maintaining effective internal controls and the Company’s engagement of the independent registered public accounting firm that opined on the Company’s compliance with Section 404. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. Accordingly, the Committee has discussed with such auditors the matters required to be discussed under Statement on Auditing Standards 61, as modified or supplemented, including such auditors’ judgments as to the quality and acceptability of the Company’s accounting principles, as well as other matters required to be discussed by the auditors with the Committee under generally accepted auditing standards. The Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed the matter of auditor independence from management and the Company with the Company’s independent auditors. The Committee also considered the compatibility of non-audit services with the auditors’ independence. The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the Company’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held eleven meetings during fiscal year 2006.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) inclusion of the Company’s audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006. The Committee also selected the Company’s independent registered public accounting firm for fiscal 2007.
Report submitted by:
Jack E. Sum (Chairman)
Robert P. Wayman
Linda Yates

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Objectives of Executive Compensation Programs
The Company’s executive compensation programs support the Company’s primary objective of creating value for its stockholders. The programs are designed to:
•	Attract and retain the key senior management talent necessary to grow the enterprise.

•	Provide a compensation program competitive with public technology peer companies against which the Company competes for senior management talent.

•	Motivate the senior management team to achieve or exceed key objectives by making a significant portion of individual compensation directly dependent on the Company’s achievement of financial goals, and by providing significant rewards for exceeding those goals.

•	Offer the senior management team a total compensation package that is centered around compensation which is not guaranteed but is earned based on the Company’s performance in order to align management’s interests with those of stockholders.
In implementing this pay-for-performance philosophy, the Compensation Committee establishes performance targets reflecting financial objectives that were approved by the Board of Directors, and it considers total shareholder return as measured by the Company’s stock price. The Committee reviews all elements of compensation both separately and in the aggregate. The Committee tallies up all components of the executives’ compensation to ensure that the amount of compensation is within appropriate competitive parameters and the program design encourages the creation of long-term stockholder value.
Sybase executives’ targeted total direct compensation consists of three primary components: base salary, annual cash incentives, and long-term incentives in the form of equity awards (which are valued using their FAS 123R grant date fair value). The greatest emphasis among the three components is placed on long-term incentives in order to align with long-term stockholder value. The actual allocation of the three components for the CEO and the average allocation of the three components for the other four Named Executive Officers listed on the “Summary Compensation Table” appearing on page 33 are depicted in the pie charts below. The shaded portions of the pie charts reflect compensation that is earned only upon the Company meeting certain financial objectives.

CEO	OTHER NAMED EXECUTIVE OFFICERS (1)

(1)	Reflects allocation prior to changes made to Steve Capelli’s compensation in mid-2006 due to his promotion.
In addition to total direct compensation, certain perquisites are provided to the executives. Also, all of the executives are able to participate in broad-based employee benefit plans which are available to employees generally in the country where the executive resides.
An executive’s total 2006 compensation package is designed to provide value to the executive based (i) on the individual’s position and performance, (ii) the Company’s annual financial performance against financial objectives approved by the Board of Directors, (iii) the Company’s three year financial performance against financial objectives approved by the Board of Directors and (iv) total shareholder return. Under this design, incentive payments can exceed target levels only if the objectives approved by the Board of Directors are exceeded and will be below target levels if achievements fall below these objectives.
Role of the Compensation Committee and Management

The Committee determines the total compensation arrangements for the CEO and other members of executive management, including the Named Executive Officers. The compensation of the Company’s executive officers, other than the CEO, is approved by the Committee alone. The Committee’s compensation decisions for the CEO are ratified by the independent members of the Board of Directors. The Committee also provides guidance and oversight to management on the Company’s compensation policies for all employees. The Committee consists entirely of non-employee directors, each of whom qualifies as an independent director under the rules of The New York Stock Exchange, an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director as defined in Rule 16b-3 under the Securities and Exchange Act of 1934. The Committee operates under a Charter which the Committee reviews annually. The Charter is approved by the full Board and can be found on the Company’s website under Corporate Governance at http://www.sybase.com/about_sybase/investorrelations.
The CEO makes recommendations to the Committee with respect to compensation for other executives, including the structure and terms of these executives’ annual cash incentives and long-term incentives. Certain executives assist the CEO in structuring his proposals regarding the design of the annual cash incentives and long-term incentives. The CEO participates in the Committee’s discussions regarding the other executives’ compensation, but the CEO does not participate in the portions of the meetings during which his own compensation is deliberated. Moreover, the Committee regularly meets in executive session without any of the Company’s management in attendance.
Compensation Consultant

The Committee has the sole authority under the Compensation Committee Charter to retain and terminate outside consultants or advisors to assist the Committee. In accordance with this authority, the Committee engaged Towers Perrin to advise the Committee on matters related to CEO compensation and other executive compensation. Towers Perrin does not undertake any work directly for management, although it may work with management on matters for the Committee where such work is requested by the Committee or its Chairman. The Committee regularly meets with Towers Perrin without management present to ensure impartiality in the making of compensation decisions.
Comparative Framework

To ensure that the Company’s executive management team’s compensation is competitive in the marketplace, the Committee, with the assistance of Towers Perrin, identifies two peer groups of public technology companies to use as benchmarks. The Committee concluded that the peer group against which the Company competes for management talent is to some extent different from the peer group against which the Company competes for customers and/or investors. In creating a peer group against which to benchmark the compensation of the Company’s executives (the “Compensation Peer Group”), the Committee decided that the group should not be bounded by geography or enterprise size but should include representation from a broad range of public technology companies against which the Company competes for management talent. When establishing 2006 compensation, the Committee identified the following Compensation Peer Group:

Adobe, Inc.	Digital Insight Corp.	Intuit, Inc.	Oracle Corp.
BEA Systems, Inc.	Fair Isaac Corp.	iPass, Inc.	Pervasive Software, Inc.
BMC Software, Inc.	Filenet Corp.	McAfee, Inc.	Progress Software Corp.
Cerner Corp.	Hyperion Solutions Corp.	Mercury Interactive Corp.	S1 Corp.
Citrix Systems, Inc.	Informatica Corp.	Microsoft Corp.	Tibco Software, Inc.
Compuware Corp.	Intellisync Corp.	Novell, Inc.	Vitria Technology, Inc.
Corillian Corp.	International Business Machines Corp.	Openwave Systems, Inc.	Webmethods, Inc.
The performance of the Company was also evaluated relative to a subset of the Compensation Peer Group, which the Committee determined were the companies against which the Company directly competes for customers and/or investors (the “Performance Peer Group”). When establishing 2006 compensation, the following companies were in the Performance Peer Group:

Adobe, Inc.	Digital Insight Corp.	Microsoft Corp.	S1 Corp.
BEA Systems, Inc.	Fair Isaac Corp.	Openwave Systems, Inc.	Tibco Software, Inc.
BMC Software, Inc.	International Business Machines Corp.	Oracle Corp.	Vitria Technology, Inc.
Compuware Corp.	iPass, Inc.	Pervasive Software, Inc.	Webmethods, Inc.
Corillian Corp.	McAfee, Inc.	Progress Software Corp.
For fiscal year 2006, the Committee compared the total direct compensation and its three components (base salary, annual cash incentives and long-term incentives) of individual executives with their respective positions from the AON-Radford Executive Salary Surveys for the participating members of the two peer groups. The Committee supplemented this survey by reviewing executive compensation data of such peer companies from proxy statements filed with the SEC and provided through Equilar, Inc. The Committee considered various measures of performance over a period of three years, including revenue growth, growth in earnings per share, operating income growth and total shareholder return among the members of the Performance Peer Group. The Committee took the relative performance of the Company in these various measures of performance into account when establishing the executives’ 2006 total direct compensation and the annual cash incentive and long-term incentive components. The performance comparison was used to determine if the target pay of the executives is generally consistent with compensation paid to similar executives at competing companies which achieve comparable performance.
In addition to such peer group data, the Committee obtained and considered input from Towers Perrin on factors such as market trends and best practice recommendations.
The two peer groups are updated annually by the Committee to reflect changes in the marketplace. Therefore changes to the peer groups were made in connection with reviewing and setting 2007 compensation in order to reflect changes such as the disappearance of certain companies through mergers and acquisitions.
Company Performance and Compensation

From the performance comparisons, the Committee determined that the Company is and has been competitive with the Performance Peer Group companies in terms of total shareholder return (“TSR”). For fiscal years 2001 through 2005, the Company maintained a five-year TSR that was at approximately the 77th percentile of the Performance Peer Group. The Committee feels that TSR is an important metric in assessing the performance of not only the Company but also in setting the compensation of the executives since it very closely aligns the interests of the executives with those of the stockholders.
CEO Compensation Framework

The Company’s pay-for-performance program has an even greater emphasis in the compensation of the Company’s CEO, John Chen. For the CEO, 52% of his 2006 total targeted direct compensation would only be earned upon the Company meeting certain performance thresholds. An additional 33% of the CEO’s total targeted direct compensation was in the form of service based equity awards, 60% of which represent equity awards that will only have value if the Company’s stock price increases from the price on the date of grant. Finally, 15% of the CEO’s total targeted direct compensation is represented by his base salary, which is paid in cash. See the “Summary Compensation Table” on page 33 and the “Grants of Plan-Based Awards Table” on page 35 for details on the compensation and awards made to the CEO and other Named Executive Officers in 2006.
The Committee decided to link a greater percentage of the CEO’s total targeted direct compensation to elements of compensation that are based on Company performance and to long term equity incentives than the compensation of the other Named Executive Officers since it believes that Mr. Chen has a greater ability to personally impact overall corporate performance and long term shareholder returns than any of the other Named Executive Officers, who are responsible for certain segments of the business, but not overall corporate performance.
In addition to his total targeted direct compensation, Mr. Chen receives certain perquisites as outlined on page 29 under “Perquisites.”

Components of Executive Compensation

The Company’s executive compensation program has the following components:
(a) Base Salary. The executive compensation program is designed to provide executive salaries that are sufficiently competitive to attract and retain key executives. Base salary and annual increases are determined (i) through an analysis of each individual’s base salary and total target direct compensation relative to base salaries and total target direct compensation for similar positions within the Company and at companies within the Compensation Peer Group, and (ii) through a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.
Base salary is set annually and is generally approved by the Committee (and in the case of the CEO, ratified by the independent Directors) at or around the Committee’s first regularly scheduled meeting of the first calendar quarter, with the adjustment to base salary made retroactively effective to January 1. In 2006, the 10 members of the senior management team received base salary increases ranging from 1.54% to 6%. Other than the CEO, base salary comprised approximately 26% to 31% of the Named Executive Officers’ total target direct compensation in 2006. The CEO’s base salary comprised approximately 15% of his total target direct compensation in 2006. In August 2006, the CEO recommended to the Committee that the base salary of Mr. Capelli be adjusted to reflect his promotion from Senior VP and General Manager, North America Operations, to President of the Company’s Worldwide Field Organization, and the Committee made such an adjustment. See the “Summary Compensation Table” on page 33 for the base salary paid to the CEO and other Named Executive Officers in 2006.
(b) Annual Cash Incentives. The executive annual cash incentive programs are designed to align a significant portion of the executives’ compensation with the Company’s annual performance to assure that the executives focus on critical annual performance objectives and share the financial benefits of meeting and exceeding those objectives. The 2006 annual cash incentive targets comprised approximately 19% to 21% of the Named Executive Officers’ targeted total direct compensation. The annual cash incentive target comprised 18% of the CEO’s targeted total direct compensation.
The terms of the calendar year annual cash incentive program are approved by the Committee (and in the case of the CEO, ratified by the independent Directors) at or around the Committee’s first regularly scheduled meeting of the first calendar quarter. A payout is made after the Company’s financial results for the last quarter of the calendar year are announced and the Committee certifies actual performance against the metrics. The Committee generally approves the payments at or about its first regularly scheduled meeting in the following calendar year. In August 2006, the CEO recommended to the Committee that the annual target incentive for Mr. Capelli be adjusted to reflect his promotion, and the Committee made such an adjustment. See the “Summary Compensation Table” on page 33 for the annual cash incentives paid to the CEO and other Named Executive Officers in 2006.
The senior management team participate either in (i) the Executive Leadership Team Incentive Plan (“ELTIP”) or (ii) an individual variable compensation plan pursuant to which they earn variable sales compensation based on meeting or exceeding pre-determined revenue, margin and booking objectives, based on their respective position.
In determining target performance metrics for the annual cash incentives, the Committee considers whether: (i) the performance measures are quantifiable and capable of being reliably tracked by the Company; (ii) the executives believe they can impact the measure; (iii) there is a connection between making the plan’s performance target and the achievement of a core element of the Company’s business strategy; and (iv) there are a manageable number of performance measures. The 2006 target performance metrics were seen as challenging since they represented a significant stretch beyond 2005 results, and therefore the 2006 goals were viewed by the Committee as attainable but difficult. For example, in two of the three years preceding 2006 under the ELTIP, the Company did not meet the threshold requirement for the revenue performance target (although it did meet the threshold requirement for the profit before taxes performance target). Therefore no incentive cash payment was made relative to the portion of the annual cash incentive plan measuring revenue performance in those years.
Recognizing that achievement of the objectives was challenging, the plans adopted by the Committee provided for a reduced bonus if the Company came close to its objectives but fell somewhat short so as to provide sufficient incentive to the executives, while at the same time believing that no bonus should be paid if the results were significantly below the objectives. The Committee also wanted to encourage overachievement of the objectives by providing a significant award for such overachievement, but at the same time established a cap, believing that the possibility of compensation in excess of the cap was not necessary to motivate the executives to overachieve.
Target annual cash incentive bonus amounts vary among the executives and reflect (i) annual cash incentive compensation levels for similar positions at peer companies and (ii) a subjective analysis of each individual’s scope of responsibilities, performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.
Among the Named Executive Officers, Mr. Chen, Mr. Van der Vorst, Mr. Beard and Dr. Nathan participated in the ELTIP. In January 2006, the Committee established a 2006 target annual cash incentive bonus amount (“Target Incentive Amount”) for each participant in the ELTIP. Mr. Chen’s Target Incentive Amount was 126% of base salary, Mr. Van der Vorst’s was 73% of base salary, Mr. Beard’s was 62% of base salary, and Dr. Nathan’s was 68% of base salary. Mr. Capelli’s variable compensation target was 81% of his base salary.
2006 Plan: John Chen, Pieter Van der Vorst, Marty Beard

For Mr. Chen, Mr. Van der Vorst and Mr. Beard, 50% of the total Target Incentive Amount was tied to the achievement of a prescribed Company profit before taxes (PBT) objective expressed on a pro forma basis (which excludes amortization of certain expenses, including certain purchased intangibles, unearned stock-based compensation and restructuring costs) (“PBT Component”), and 50% of the total Target Incentive Amount was tied to achievement of a prescribed Company revenue objective (“Revenue Component”). For the following reasons, the Committee determined that these two metrics were the most suitable.

Metrics	Rationale
Revenue	• simple and objectively measured
• emphasizes top line revenue for entire business
• key driver for total shareholder return
PBT	• simple and objectively measured
• emphasizes controlling costs and increasing profits
• key driver for total shareholder return
The revenue and PBT objectives were established based on the Company’s 2006 financial plan as approved by the Board of Directors.
The Company did not adjust the pre-established targets as a result of its acquisition of Mobile 365 or other companies which were completed by the Company during the year. The Board of Directors has recently adopted a policy that it will generally not make such adjustments since such an adjustment would jeopardize the deductibility of such compensation under Section 162(m) of the Internal Revenue Code. (See “Tax Implications of Executive Compensation” on page 31.) However, the Committee is able to exercise negative discretion under the ELTIP by reducing, but not increasing, the amount of cash bonuses from that which would otherwise be earned as a result of actual performance against the pre-established objectives. The Committee exercised negative discretion in 2006 by reducing the payout from 104.28% to 102.36% of the award target due to the Company’s acquisition of Mobile 365 in November 2006, since the Mobile 365 revenue numbers had not been anticipated when the targets for the plan had been created. Going forward, the Committee will at the end of the year consider whether it is appropriate to use negative discretion in the case of significant acquisitions. The Board believes that it is not practical to use negative discretion in many acquisitions since the products or businesses acquired are quickly integrated into the Company’s products or business units and financial results relative to the acquired products or businesses are not separately tracked. Therefore, the impact of such acquisitions on the performance of the Company against its preestablished targets is difficult to determine.
For 2006, the Company achieved 105.5% of its PBT objective and 98.1% of its revenue objective, but as a result of the Committee’s use of negative discretion, an effective achievement rate of 105% of the PBT objective and 97.6% of the revenue component was used to calculate the payment of incentive cash compensation for 2006. Accordingly, Mr. Chen, Mr. Van der Vorst and Mr. Beard each received after the exercise of negative discretion a cash bonus amount for the year equal to 102.36% of his Target Incentive Amount with the components of the payout summarized in the following table:

Component	Weight	Actual Achievement	Adjusted Achievement	Payment
Revenue	50%	98.1%	97.6%	89.7%
PBT	50%	105.5%	105.0%	115.0%
2006 Plan: Raj Nathan

To reflect Dr. Nathan’s leadership responsibilities for the Infrastructure Platform Group (“IPG”), his annual cash incentive plan was designed to align his incentive pay with the results of both the Company and IPG. As was applicable to Mr. Chen, Mr. Van der Vorst and Mr. Beard, a portion (25%) of Dr. Nathan’s total Target Incentive Amount was tied to the achievement of the PBT Component, as described above, and a portion (25%) of his total Target Incentive Amount was tied to achievement of the Revenue Component, as described above. However, 30% of Dr. Nathan’s total Target Incentive Amount was tied to achievement of license revenues with respect to certain products (“License Revenue”) and 20% of his total Target Incentive Amount was tied to achievement of IPG revenue (“IPG Revenue”). After the exercise of negative discretion with respect to the corporate revenue and PBT components only, Dr. Nathan received a cash bonus amount for the year equal to 94.52% of his total Target Incentive Amount which was based on achievement of component targets as summarized in the following table:

		Actual
Component	Weight	Achievement	Adjusted Achievement	Payment
Revenue	25%	98.1%	97.6%	89.7%
PBT	25%	105.5%	105.0%	115.0%
License Revenue	30%	96.0%	No adjustment	88.0%
IPG Revenue	20%	94.9%	No adjustment	84.7%
2006 Plan: Steve Capelli

Mr. Capelli does not participate in the ELTIP but has a variable compensation plan targeted to revenue and margin performance within his areas of responsibility. Mr. Capelli’s 2006 variable compensation plan was adjusted effective July 24, 2006, to reflect different quotas in light of his promotion from Vice President and General Manager of North American Operations, where his compensation was based on North American results, to President of the Company’s Worldwide Field Organization, where his compensation was based on worldwide results. However, the components in his plan were the same before and after the promotion. In the case of one of the components (License Timeliness) there were two thresholds that needed to be met before payment is made. Under Mr. Capelli’s plan, targets can be changed during the course of the year to reflect changes in the business such as the impact of an acquisition, but there is no provision for the Company at the end of the year to exercise negative discretion to reduce payments earned against targets within the plan. Mr. Capelli earned cash variable compensation for the year equal to 56% of his total target variable compensation which was based on achievement of component targets as summarized in the following table:

		1st Half		2nd Half
Component	Weight	Achievement	Payment	Achievement	Payment
Product Revenue	30%	91%	72%	89%	68%
Contribution Margin	25%	97%	88%	96%	84%
Pro Services Revenue	15%	89%	68%	90%	70%
Specified License Revenue	10%	65%	0%	82%	54%
License Timeliness	20%	82%, 98%	0%	86%, 96%	0%
Discretionary Cash Bonuses

In addition to the foregoing, the Committee has the right to approve discretionary cash bonus awards proposed by the CEO or a member of the Committee based on a subjective evaluation of an executive’s individual contributions to the Company’s success. These bonuses are not based on predetermined measures of corporate performance or achievement of specified corporate objectives. No person serving as an executive officer in 2006 received a discretionary bonus for 2006.
(c) Long-Term Incentives. The primary purposes of the 2006 long-term incentives are (i) to help drive maximum total shareholder return by directly aligning the interests of the executives and shareowners, (ii) motivating key executives to remain with the Company and (iii) in the case of performance based restricted stock, motivating the executives to meet or exceed specified three-year financial objectives. The alignment and retention motivations have also been created for a significant number of senior level employees below the executive level who receive long-term incentives including performance-based restricted stock. Equity grant types for the executives are determined by the Committee annually and are based on grants at companies in the peer groups, market data, emerging trends, accounting expense under FAS 123R and the impact on stockholder dilution. In 2006, long-term incentives generally comprised 50% to 54% of the targeted total direct compensation of the Named Executive Officers other than the CEO. Long-term incentives comprised 67% of the CEO’s targeted total direct compensation. See the “Grants of Plan-Based Awards Table” on page 35 for the awards made to the CEO and other Named Executive Officers in 2006.
Executive equity awards are approved and granted by the Committee annually at or around the first regularly scheduled Committee meeting of each calendar year. The independent Directors ratify the award for the CEO. Special additional equity awards may be granted or approved from time to time to executive officers in connection with promotions, assumption of additional responsibilities and other factors. In 2006, the CEO recommended to the Committee that Mr. Capelli receive an additional equity incentive grant in accordance with his promotion. The awards were granted upon approval by the Committee.
For a number of years, the Company has been using service-based restricted stock with cliff vesting to provide a significant long-term retention incentive. In 2005, the Committee began also including performance-based restricted stock to strengthen the relationship between executive pay and Company performance. Restricted stock grants are shares of the Company’s common stock that are granted to the executive with a restriction that the shares will be forfeited if the executive does not remain with the Company through the date of vesting. Performance-based restricted stock has the additional requirement that the shares will also be forfeited if certain financial objectives are not realized.
In 2006, the Committee determined to award service-based stock appreciation rights (“SARs”) to reduce the dilutive impact of equity awards. A service-based stock appreciation right entitles the award recipient to the increase in value over a stated number of shares and exercise price. This increase in value is paid in Company stock where a number of shares are issued to the executive equal in value to the difference between the fair market value of the underlying shares on the exercise date and the exercise price.
In determining the portfolio of service-based restricted stock, SARs and performance-based restricted stock within the executive long term incentive program, the Committee considered: (i) the number of unvested options already held by executives; (ii) a focus on retention, balanced with share performance and financial performance; (iii) efficient use of equity to provide lower long-term dilution through the use of SARs and restricted stock; (iv) lower FAS 123R expense with the use of restricted stock; and (v) alignment of FAS 123R expense with potential realized compensation value. The Committee determined that the greatest emphasis should be placed on performance-based restricted stock to focus senior executives on meeting the prescribed goals. The Named Executive Officers’ (including the CEO’s) long-term incentives established for 2006 consisted of a portfolio of (i) service-based restricted stock (19%), (ii) service-based SARs (32%) and (iii) performance-based restricted stock (49%). After Mr. Capelli’s promotion, his portfolio was approximately 11% service-based restricted stock, 49% service-based SARs and 40% performance-based restricted stock.
In determining the amount of equity awards granted to an individual executive, the Committee considers such factors as (i) for new executives, the award necessary to attract the executive to the Company and market standards for similar positions as determined by the Committee’s review of the Compensation and Performance Peer Groups, and (ii) for continuing executives, an individual’s prior and outstanding awards, the vesting of such awards, executive performance and award levels offered by peer companies for comparable positions, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.
As with the annual cash incentive program, in determining long-term equity performance metrics, the Committee considers whether: (i) the performance measures are quantifiable and capable of being reliably tracked by the Company; (ii) the executives believe they can impact the measure; (iii) there is a connection between hitting the plan’s performance targets and the achievement of a core element of the Company’s business strategy; and (iv) there is a concise number of performance measures.

The Committee considered a variety of performance metrics for the 2006 performance-based awards and determined the most suitable measures were:

Metrics		Rationale
Revenue Growth	•	simple and objectively measured
	•	emphasizes top line growth for entire business
	•	key driver for total shareholder return

Return on Invested Capital	•	measures both profitability and invested capital base (includes impact of cash and equity acquisitions)
	•	encourages effective management of total earnings (excluding interest and taxes) as it relates to invested capital
	•	key driver for total shareholder return

Cash Flow from Operations Growth	•	measures cash generated from running the business
	•	driven by cash from sales and general working capital requirements
	•	key driver for total shareholder return
The metrics in the 2006 performance based stock grants were seen as challenging since they represented three year goals that the Committee believed were attainable but difficult.
The service-based restricted stock will vest if the recipient remains employed through the third anniversary of the grant date of the stock. The SARs vest incrementally over a four year period. The performance-based shares will vest at the end of three years based on the following metrics:

Component	Weight
Three Year Compounded Annual Growth Rate in Revenue	60%
Three Year Average Return on Invested Capital	20%
Three Year Compounded Annual Growth Rate in Cash Flow from Operations	20%
A smaller number of shares than the number granted can vest if performance was below the target, but no shares can vest unless a minimum threshold level of performance was met. The 2006 performance-based restricted stock incorporated a maximum cap of 125% of target to provide upside leverage to reward performance above target and encourage above target performance. The goals were set based on the Company’s confidential three year financial plan. The thresholds were set based on macroeconomic indicators and historical and forecasted performance of the Company and its peers.
In the first quarter of 2009, the Committee will review the achievement against the metrics and determine the number of performance-based restricted shares that were earned and therefore will vest. The 2006 performance-based restricted stock grants do not provide for discretion on the part of the Committee to award a different number of shares than those earned pursuant to actual achievement against the performance metrics. At the end of 2006, the Company estimates based on 2006 performance that 100% of the performance based restricted stock will vest in 2009. The Company will review the estimate at the end of each year prior to vesting. The Committee currently expects to make performance-based equity grants annually with vesting and performance targets determined by the Committee at the time of grant.
Further information on the equity awards may be found in the “Summary Compensation Table” on page 33 and the “Grants of Plan-Based Awards Table” on page 35.
(d) Perquisites. The Company provides executives a one-time taxable allowance for financial counseling up to a maximum of $10,000, plus a continuing annual allowance for tax advisory services, both of which are grossed up for tax purposes. This benefit is based on the actual charge for the services. With the exception of the CEO, there are no other executive perquisites provided to executive officers. The executive officers also participate in a number of benefits programs that are generally available to all full-time employees.
When Mr. Chen joined the Company in 1997, the Company entered into an Employment Agreement with Mr. Chen by which it agreed to provide Mr. Chen with certain benefits comparable to the benefits he received from his prior employer. At that time the Committee and the Board determined that it was necessary to offer such benefits in order to recruit Mr. Chen, who the Board had determined had the background and skills which the Company required. In 2002, as a further long-term retention benefit, the Committee decided to increase the amount of life insurance purchased by the Company for Mr. Chen’s benefit and increase the amount of financial planning services for which the Company would reimburse Mr. Chen. In 2003, the Committee felt that it was important for the long term retention of Mr. Chen that it also agree to provide, subject to certain conditions, for payment by the Company, upon Mr. Chen’s retirement, of premiums for coverage for Mr. Chen, his spouse and eligible dependents (plus an amount sufficient to cover federal and state income tax liability associated with such premium payments) under the Company’s U.S. Retiree Health Program. In 2006, Mr. Chen received perquisites as shown in footnote 5 of the “Summary Compensation Table” appearing on page 34 and in the “Pension Benefits Table” appearing on page 41.
(e) Non-Qualified Deferred Compensation. The Company maintains an unsecured non-qualified deferred compensation plan for a select group of management and highly-compensated employees. The accounts are subject to the claims of the Company’s general creditors. The performance of individual account balances are measured by investments chosen by each participant from the mutual fund investment choices in the Company’s 401(k) plan. There is no guaranteed minimum rate of return and the Company has not previously, and does not intend to, contribute to the non-qualified deferred compensation plan accounts above and beyond the compensation amounts deferred by participants.
(f) Broad-Based Employee Benefits. Executives are able to participate in broad-based employee benefit plans which are available to employees generally in the country where the executive resides. In the United States, where all of the Named Executive Officers reside, an employee receives a credit which is sufficient to provide for all employees medical, dental, vision and long term disability coverage (to replace up to 2/3rd of base salary, limited to $23,000 monthly for the Company’s executive officers and $10,000 for all other employees) and to provide life and AD&D insurance with coverage at 1.5 times the employee’s base salary. These credits can be applied towards the Company’s healthcare plans, life insurance, accidental death & dismemberment insurance, and disability plans. The employee can choose to fund additional coverages in such plans by designating a portion of his base salary for such purpose.
Adjustment of Targets; Recoupment of Annual Cash Incentive Compensation / Long-Term Incentive Compensation

The Company does not have a policy specifying a certain course of action were there to be in the future a restatement of the Company’s financial statements. Therefore, there is no provision for the automatic adjustment, or recovery of payments or grants already made, under the Company’s annual cash incentive plans or performance-based restricted stock issued if the performance measures used in the plans were adjusted in the restatement in a manner that would reduce the size of the payment owing or already made. The Committee believes that in the event of a material restatement of the Company’s financial results, it would be prudent for the Board to review the specifics of the restatement, including to what extent, if any, the participants in the annual cash incentive plan or recipients of performance-based stock had engaged in conduct that contributed to the restatement, before determining if an adjustment should be made to amounts not yet paid or vested or if the Company should seek recovery of payments or grants previously made or vested.
Stock Ownership Guidelines

In 2003, the Company initiated stock ownership guidelines that require all senior executives to hold a minimum number of common shares. In 2006, the Committee amended the guidelines to require: (i) the CEO to accumulate a minimum investment position in the Company equal to at least three times his annual base salary; and (ii) Section 16 officers, other than the CEO, to accumulate a minimum investment position in the Company equal to at least one times the executive’s annual base salary. The stock ownership guidelines are posted on the Company’s website under Corporate Governance at http://www.sybase.com/about_sybase/investorrelations.
Stock-Based Compensation Grant Procedures

The Compensation Committee approves all stock grants to the executives, and the independent members of the Board of Directors ratify such grants to the CEO. The Board of Directors has appointed Board member John Chen, who also serves as the CEO, to serve as the Stock Committee of the Board of Directors. In such capacity, he has been granted authority to approve stock grants to employees other than the executives, not to exceed for any individual 100,000 option or SAR shares or 25,000 restricted stock shares (or a combination of option, SAR and restricted stock shares having the same value as 100,000 option or SAR shares, given a ratio of four option or SAR shares to one restricted stock share). Any grants in excess of such authority require the approval of the Compensation Committee.
The Company’s policy is that the exercise price for stock options and SARs when issued shall be no lower than the closing price of Sybase common stock on the date that the grant has been approved, or if the approval falls on a date when the New York Stock Exchange is not open, then on the next day that the New York Stock Exchange is open. It is the intention of the Company that annual grants to all executives other than the CEO be awarded at the year’s first regularly scheduled Compensation Committee meeting (and for the CEO, at the year’s first regularly scheduled Board meeting since his grant needs to be ratified by the independent members of the Board of Directors). Such meetings are held after the public release of earnings information for the preceding calendar quarter and full year. This allows the Compensation Committee to take into account financial performance in the preceding calendar year when setting the executives’ compensation for the new year. However, there could be occasions where the Compensation Committee asks that further work be undertaken after such regularly scheduled meeting before the grants are approved, in which case the grants are made by the Compensation Committee as soon thereafter as the requested work has been completed. The date of the grants is the date that the Compensation Committee granted its approval. During the course of the year, grants may be approved by the Compensation Committee for newly hired executives and for existing executives who have either been promoted or are deemed deserving by the Compensation Committee of a special grant for retention purposes or otherwise.
Stock grants to existing employees other than the executive officers are scheduled for the first Friday in February and/or the first Friday in August. These grants are approved by the Stock Committee. During the course of the year grants may be approved by the Stock Committee for issuance on the second Friday of each calendar month to newly hired employees or for existing employees who have been promoted or for other special reasons which the Stock Committee determines are appropriate.
The Company does not time or plan, nor has it timed or planned, the release of material information for the purpose of affecting the value of the stock grants awarded to the executives or its employees. The Company does not time or plan, nor has it timed or planned, the issuance of stock grants to its executives or employees in coordination with the release of material information.
Tax Implications of Executive Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations adopted thereunder by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Company believes that stock options and performance-based full value awards under the Company’s Amended and Restated 2003 Stock Plan can be excluded from calculating the $1.0 million limit. The Executive Leadership Team Incentive Plan was approved by stockholders at the 2005 Annual Meeting for the purpose of qualifying such plan under Section 162(m) for performance-based cash bonuses earned as a result of 2006 performance.
The Committee considers the deductibility of compensation to its executives when reviewing and structuring compensation programs and attempts to maintain full deductibility to the extent consistent with the Company’s overall compensation goals. However, the Committee may make payments that are not fully deductible if it believes that such payments promote the best interests of the Company and its stockholders. In 2006 due to Code Section 162(m), the Company was precluded from deducting an aggregate of $1.229 million from the 2005 annual cash incentive plan earned by Mr. Chen (but paid in 2006). Payments to Mr. Chen under his 2006 annual cash incentive plan should be fully deductible as and when paid to him in 2007.

Compensation Committee Interlocks

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company, any of its subsidiaries or any other entity that is required to be disclosed in this Proxy Statement. None of the Company’s executive officers serves, or has, in the past fiscal year, served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on the Company’s board of directors.
Summary

The Company believes that the mix of compensation afforded its executives provides (a) retention incentives to executives who are performing well, (b) a compensation package which is competitive when compared to peer companies and (c) appropriate rewards to executives to the extent they improve the Company’s overall performance and increase shareholder value.
Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2006. Based on the review and discussions, the Committee recommended to the Board, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2007 Annual Meeting of Stockholders.
The report is submitted by the Committee.
Richard C. Alberding (Chair)
Cecilia Claudio
L. William Krause
Alan B. Salisbury

Summary Compensation Table
This table shows summary compensation information for the last fiscal year for the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers during 2006 (other than the CEO and CFO). These individuals are referred to as “Named Executive Officers.”

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred
Name and				Stock		Option	Plan	Compensation		All Other
Principal		Salary	Bonus	Awards		Awards	Compensation	Earnings		Compen-
Position	Year	($)(1)	($)	($)(2)		($)(2)	($)(1)	($)		sation($)		Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)		(j)
John Chen, Chairman of the Board, CEO
and President	2006	990,000	0	5,830,803	(3)	1,042,009	1,279,500	(45,533	)(4)	114,558	(5)	9,211,337
Pieter Van der Vorst, Senior Vice President and Chief Financial Officer	2006	363,660	0	429,420	(6)	195,114	271,737	0		2,000	(7)	1,261,931
Marty Beard, President Sybase 365	2006	342,585	0	394,489	(8)	210,425	217,416	0		2,000	(7)	1,166,915
Steve Capelli, President, Worldwide Field Operations	2006	357,424	0	390,704	(9)	236,515	159,250	0		2,000	(7)	1,145,893
Raj Nathan, Chief Marketing Officer	2006	368,160	0	368,510	(10)	214,094	236,630	0		9,076	(11)	1,196,470

1.	Salary and Non-Equity Incentive Plan Compensation amounts includes amounts earned for the year indicated (including any variable sales compensation) and contributed to the Company’s 401(k) plan by the officers, or deferred pursuant to the Company’s Executive Deferred Compensation Plan. Non-Equity Incentive Plan Compensation was paid out under the Executive Leadership Team Incentive Plan or under a variable sales compensation plan.

2.	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of awards pursuant to the Sybase, Inc. 2003 Stock Plan and predecessor stock plans no longer in effect and includes amounts from awards granted both in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 7, “Stockholders’ Equity” to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. During 2006 the Company recognized the following compensation expense under FAS 123R for options to purchase common stock in FFI, a wholly-owned subsidiary, $29,962 for Mr. Chen, $2,996 for Mr. Van der Vorst, $999 for Mr. Beard, $999 for Mr. Capelli and $999 for Dr. Nathan. Each of the Named Executive Officers forfeited their FFI options in December 2006.

3.	Includes $2,966,202 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

4.	Represents ($45,533) for the accrued compensation expense during 2006 of Mr. Chen’s post-retirement health care benefit. The negative compensation expense amount resulted from a change in the assumed duration of the tax gross up for this benefit. The post-retirement health care benefit will not vest if Mr. Chen is terminated for cause or voluntarily resigns before he reached age 55. See “Pension Benefits” table on page 41 for additional information regarding this benefit and the assumptions used to value the benefit.

5.	Includes the following amounts paid to Mr. Chen pursuant to his employment agreement with the Company which were designed to provide Mr. Chen with benefits comparable to his prior employer: (a) $18,000 car allowance, (b) $2,000 401(k) matching payment, (c) $5,323 reimbursement of medical and dental expenses, (d) $17,880 reimbursement of financial and tax advisory services, (e) $63,982 for supplemental life insurance premiums, and (f) $7,373 equalization payment for 401(k) match differential from prior employer. See “Employment and Change of Control Agreements” on page 44 for additional information. Except for $2,000 401(k) match and automobile allowance, all amounts include amounts paid to cover applicable income taxes.

6.	Includes $268,956 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

7.	Represents 401(k) matching contribution received by all eligible Company employees.

8.	Includes $253,826 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

9.	Includes $264,842 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

10.	Includes $232,402 recognized for financial reporting purposes related to estimated vesting of performance-based restricted stock awards granted in 2005 and 2006.

11.	Represents $2,000 401(k) matching contribution and $7,076 for reimbursement of financial and tax advisory services, including amounts paid to cover applicable income taxes.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
					Estimated Future			Awards:	Awards:
		Estimated Future			Payments			Number	Number
		Payouts Under			Under Equity Incentive			of	of	Exercise or	Grant Date Fair
		Non-Equity Incentive Plan			Plan Awards (2)			Shares	Securities	Base Price	Value of Stock
		Awards (1)			Thresh		Maxi-	of Stock	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	-old	Target	mum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (3)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Chen	1/31/06				56,650	103,000	128,750				2,223,770
	1/31/06							41,000			885,190
	1/31/06								229,000	21.59	1,460,035
	1/31/06	937,500	1,250,000	4,375,000
Pieter Van	1/31/06				8,178	14,867	18,583				320,979
der Vorst
	1/31/06							5,947			128,396
	1/31/06								33,051	21.59	210,723
	1/31/06	199,104	265,472	929,152
Marty Beard	1/31/06				6,919	12,580	15,725				271,602
	1/31/06							5,032			108,640
	1/31/06								27,966	21.59	178,302
	1/31/06	159,302	212,403	743,411
Steve	1/31/06				5,661	10,293	12,866				222,226
Capelli
	8/7/06				2,750	5,000	6,250				104,600
	1/31/06							4,117			88,886
	1/31/06								22,881	21.59	145,882
	8/7/06								40,000	20.92	252,328
	1/31/06	114,437	286,093	572,187
Raj Nathan	1/31/06				8,178	14,867	18,583				320,979
	1/31/06							5,947			128,396
	1/31/06								33,051	21.59	210,723
	1/31/06	181,503	250,349	688,460

(1)	The non-equity incentive plan awards for 2006 were granted on January 31, 2006 to each of the Named Executive Officers. The Named Executive Officers other than Mr. Capelli participate in the Company’s Executive Leadership Team Incentive Plan. Mr. Capelli participates in a separate variable compensation plan. See “Compensation Discussion and Analysis, Components of Executive Compensation, (a) Annual Cash Incentive” on page 25 for a discussion of the components of, and payouts under, the non-equity incentive plans for the Named Executive Officers. The threshold, target and maximum amounts disclosed above represent the estimated payment amounts determined at the time the awards were granted. Amounts reflected in column (g) of the Summary Compensation Table above reflect actual payment in 2007 of these awards.

(2)	Target amounts in column (g) reflect granted amount of performance-based restricted stock to the Named Executive Officers in 2006. Performance-based restricted stock granted in 2006 cliff vests three years from the date of grant. Vesting is based on the Company’s achievement of three performance components, (i) three year compounded annual revenue growth rate, (ii) three year average return on invested capital and (iii) three year compounded annual growth rate in cash flow from operations. The revenue target has a 60% weighting, the return on invested capital has a 20% weighting and the cash flow target has a 20% weighting. Vesting is linear upon achievement of thresholds which vary for each performance component, but in no case will more than 125% of the granted amount of performance-based restricted stock be earned and issued. The maximum amounts in column (h) represent the 125% maximum of the target. At December 31, 2006, based on information available at that time, the Company estimated that approximately 100% of the performance-based restricted stock grants made in 2006 would vest at the completion of the three year vesting period in 2009.

(3)	All equity grants made in 2006 were made under the Company’s Amended and Restated 2003 Stock Plan. Exercise prices for awards in column (k) reflect the closing price of the Company’s stock on the NYSE on the date of grant. All grants are made on the date such grants were approved. See “Compensation Discussion and Analysis, Stock Compensation Grant Procedures” on page 30 for a discussion of grant approval practices.

(4)	The grant date fair value of awards in this column reflect the fair value of such awards determined pursuant to FAS 123R. Regardless of the value placed on awards at the grant date, the actual value realized will depend on the price of Sybase common stock at the date in the future when awards are exercised or vest.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
	Number		Awards:				Market	Unearned	Unearned
	of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Chen	52,479	176,521		21.59	1/31/2013	541,000	13,362,700	103,000	2,544,100
	(2)					(3)		(4)
	70,833	29,167		20.72	2/4/2014			375,000	9,262,500
	(5)							(6)
	700,000			14.10	2/14/2013
	(7)
	556,200			9.93	7/1/2012
	(8)
	71,670			10.10	10/3/2011
	(9)
	500,000			25.0625	2/1/2011
	(10)
	400,000			23.9375	2/3/2010
	(11)
Pieter Van	7,574	25,477		21.59	1/31/2013	22,947	566,791	14,867	367,215
der Vorst	(2)					(12)		(4)
	35,416	14,584		20.72	2/4/2014			28,000	691,600
	(5)							(6)
	40,000			25.0625	2/1/2011
	(10)
	55,000			23.9375	2/3/2010
	(11)
Marty Beard	6,409	21,577		21.59	1/31/2013	20,032	494,790	12,580	310,726
	(2)					(13)		(4)
	42,500	17,500		20.72	2/4/2014			28,000	691,600
	(5)							(6)
	25,000			14.10	2/14/2013
	(7)
	6,000			9.93	7/1/2012
	(8)
	50,000			15.52	7/11/2011
	(14)
	33,334			25.0625	2/1/2011
	(10)
	100,000			26.6250	8/11/2010
	(15)
Steve Capelli	0	40,000		20.92	8/7/2013	19,117	472,120	5,000	123,500
	(16)					(17)		(18)
	5,244	17,637		21.59	1/31/2013			10,293	254,237
	(2)							(4)

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
	Number		Awards:				Market	Unearned	Unearned
	of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	8,750	17,500		20.72	2/4/2014			30,000	741,000
	(5)							(6)
	1,458	1,667		15.18	8/11/2013
	(19)
	834			9.93	7/1/2012
	(8)
	30,000			25.0625	2/1/2011
	(10)
	40,000			17.3125	1/2/2011
	(20)
Raj Nathan	7,574	25,477		21.59	1/31/2013	19,947	492,690	14,867	367,214
	(2)					(21)		(4)
	2,500	17,500		20.72	2/4/2014			22,000	543,400
	(5)							(6)
	2,085			14.10	2/14/2013
	(7)
	46,667			25.0625	2/1/2011
	(10)
	32,000			23.9375	2/3/2010
	(11)

1.	Amounts in columns (h) and (j) are calculated using the $24.70 closing price of our common stock on December 29, 2006.

2.	Represents stock option appreciation rights granted on January 31, 2006. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vests monthly thereafter until fully vested 4 years after date of grant.

3.	Represents service-based restricted stock. Includes 250,000 shares granted on February 14, 2003 which vest four years from the date of grant, 250,000 shares granted on February 4, 2004 which vest three years from the date of grant, and 41,000 shares granted on January 31, 2006 which vest three years from the date of grant.

4.	Represents performance-based restricted stock granted on January 31, 2006. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three performance components. See footnote (2) to Grants of Plan-Based Awards table above. Amount reflected in column (j) for this award reflects achievement of target level vesting.

5.	Represents stock options granted on February 4, 2004. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vests monthly thereafter until fully vested 4 years after date of grant.

6.	Represents performance-based restricted stock granted on February 22, 2005. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three performance components. Amount reflected in column (j) for this award reflects achievement of target level vesting.

7.	Represents stock options granted on February 14, 2003. 1/6 of the shares vest 6 months after grant and 1/36 of the shares vests monthly thereafter until fully vested 3 years after date of grant.

8.	Represents stock options granted on July 1, 2002. 1/6 of the shares vest 6 months after grant and 1/36 of the shares vests monthly thereafter until fully vested 3 years after date of grant.

9.	Represents stock options granted on October 3, 2001. 1/6 of the shares vest 6 months after grant and 1/36 of the shares vests monthly thereafter until fully vested 3 years after date of grant.

10.	Represents stock options granted on February 1, 2001. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vests monthly thereafter until fully vested 4 years after date of grant.

11.	Represents stock options granted on February 3, 2000. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vests monthly thereafter until fully vested 4 years after date of grant.

12.	Represents service-based restricted stock. Includes 10,000 shares granted on February 4, 2004 which vest three years from the date of grant, 7,000 shares granted on February 22, 2005 which vest three years from the date of grant, and 5,947 shares granted on January 31, 2006 which vest three years from the date of grant.

13.	Represents service-based restricted stock. Includes 8,000 shares granted on February 4, 2004 which vest three years from the date of grant, 7,000 shares granted on February 22, 2005 which vest three years from the date of grant, and 5,032 shares granted on January 31, 2006 which vest three years from the date of grant.

14.	Represents stock options granted on July 11, 2001. Cliff vest on the date that is 2 years after date of grant.

15.	Represents stock options granted on August 11, 2000. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vests monthly thereafter until fully vested 4 years after date of grant.

16.	Represents stock option appreciation rights granted on August 7, 2006. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vests monthly thereafter until fully vested 4 years after date of grant.

17.	Represents service-based restricted stock. Includes 8,000 shares granted on February 4, 2004 which vest three years from the date of grant, 7,000 shares granted on February 22, 2005 which vest three years from the date of grant, and 4,117 shares granted on January 31, 2006 which vest three years from the date of grant.

18.	Represents performance-based restricted stock granted on August 7, 2006. Grant cliff vests 3 years from the date of grant with vesting based on the achievement of three performance components. See footnote (2) to Grants of Plan-Based Awards table above. Amount reflected in column (j) for this award reflects achievement of target level vesting.

19.	Represents stock options granted on August 11, 2003. 1/8 of the shares vest 6 months after grant and 1/48 of the shares vests monthly thereafter until fully vested 4 years after date of grant.

20.	Represents stock options granted on January 2, 2001. Cliff vest on the date that is 2 years after date of grant.

21.	Represents service-based restricted stock. Includes 8,000 shares granted on February 4, 2004 which vest three years from the date of grant, 6,000 shares granted on February 22, 2005 which vest three years from the date of grant, and 5,947 shares granted on January 31, 2006 which vest three years from the date of grant.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
John Chen	795,000	9,989,534	0	0
Pieter Van der Vorst	9,309	73,159	15,000	319,350
Marty Beard	5,730	82,342	15,000	319,350
Steve Capelli	114,375	535,623	0	0
Raj Nathan	84,053	893,270	7,500	159,675

(1)	The value realized equals the difference between the option exercise price and the fair market value of Sybase common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the market value of Sybase common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits
In August 2002, the Company and Mr. Chen amended Mr. Chen’s employment agreement, effective January 1, 2003, to provide for payment by the Company, upon Mr. Chen’s retirement, of premiums for coverage for Mr. Chen, his spouse and eligible dependents (plus an amount sufficient to cover federal and state income tax liability associated with such premium payments) under the Company’s U.S. Retiree Health Program. This program allows eligible domestic Company employees to purchase health insurance upon retirement at their own expense. The benefits under this amendment will not be paid if Mr. Chen is terminated by the Company for cause or voluntarily terminates before he reaches age 55. The Company does not have agreements with any of the other named executive officers for compensatory post-retirement benefits.

Number
		of	Present
		Years	Value of	Payments
		Credited	Accumula-	During Last
	Plan	Service	ted Benefit	Fiscal Year
Name	Name	(#)(1)	($)	($)
John Chen	Retiree	4	$478,072	none
Medical Plan

(1)	The post-retirement healthcare benefit was implemented on January 1, 2003 and the Company has accrued for the benefit in each year since the benefit was adopted. Mr. Chen has been employed with the Company since 1997.
The Company has engaged an employee benefits consulting firm to value Mr. Chen’s post-retirement healthcare benefit. For purposes of determining the present value of Mr. Chen’s accumulated benefit, the following assumptions were used by the consulting firm:
•	Mr. Chen will remain employed with the Company until 60 and then will retire when eligibility for the post-retirement healthcare benefit vests;

•	Mr. Chen will continue to provide services to the Company for 2 years following retirement and will be eligible for a tax gross up equal to 35% of the benefit cost during this time (prior valuations of this benefit assumed that Mr. Chen would be eligible for the tax gross up during his entire lifetime; this assumption was re-evaluated and reduced to 2 years in the most recent valuation);

•	Mr. Chen will elect coverage for his spouse and all children that are eligible for coverage;

•	Mr. Chen’s children will remain eligible for coverage until they each reach age 21;

•	A 5.82% discount rate was used for the 2007 expense and a 5.5% discount rate was used for 2006 expense;

•	Healthcare cost trend rates range from 10% to 12% annual rate increases for pre-age 65 costs and from 10% to 15% annual rate increases for post age 65 costs, with annual rates declining to reach an ultimate trend rate of 5% annual increases between 2016 and 2020, depending on types of coverage; and

•	The 1983 Group Annuity Mortality Table for males and females was used for life expectancy data.

Nonqualifed Deferred Compensation
The Sybase Executive Deferred Compensation Plan allows eligible executive participants, including the named executive officers, the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Sybase does not contribute to this plan. The Sybase Executive Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan.
The Sybase Executive Deferred Compensation Plan uses the same investment choices available to participants in the Company’s 401(k) which is administered by Fidelity Investments. Each participant’s deferrals are deemed to be invested in one or more of the funds offered in the Company’s 401(k) plan to mirror the participant’s 401(k) allocation. The participant does not actually own any share of the investment options he/she selects and all balances are subject to the claims of the Company’s general creditors. The Company has not made any contributions to the non-qualified deferred compensation plan balances other than the compensation deferrals elected by participants.
Deferral and distribution elections for each year’s deferrals are established during the open enrollment period prior to each plan (calendar) year. Distribution elections for lump sum payments, installment payments or combinations of lump sum and installment payments are available for distributions at death, disability, termination of employment or on specified dates agreed to during open enrollment.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last
	Last FY	Last FY	FY(2)	Distributions	FYE
Name	($)(1)	($)	($)	($)	($)
John Chen	0	0	459,923	0	3,121,001
Pieter Van der Vorst	145,464	0	45,771	0	481,451
Marty Beard	89,072	0	44,577	0	400,096
Steve Capelli	0	0	95,450	0	708,120
Raj Nathan	213,451	0	231,069	0	1,481,074

1.	These amounts are included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

2.	None of the earnings in this column are included in the Summary Compensation Table on page 33 because there were not preferential or above market.

3.	The following table reflects the deferred compensation plan contributions made by each of the Named Executive Officers in the years when such officers were Named Executive Officers and their compensation was reported in the proxy. All of these amounts below were reported in the respective Summary Compensation Tables for the years noted.

	Chen	Van der Vorst	Beard	Capelli	Nathan
2006	$0	$213,398	$89,072	$0	$155,131
2005	0	104,400	95,989	53,165	243,895
2004	224,500	20,780	35,150	62,734	123,606
2003	213,000	20,484	33,840	42,333	99,074
2002	276,525	19,572	31,450	45,203	121,403
2001	277,025	0	0	22,288	79,535
2000	616,758	48,422	0	60,209	211,247
1999	755,014	86,476	0	0	247,737
1998	173,750	0	0	0	0

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS
Employment Agreements
John Chen. In June 2001, the Company entered into an amended and restated employment agreement with Mr. Chen, pursuant to which he serves as Chairman of the Board of Directors, CEO and President of the Company. The agreement provides for annual base salary and target incentive compensation adjustments approved by the Board of Directors, and employee benefits comparable to those he received from his prior employer. In an effort to recruit Mr. Chen to join the Company, the Company agreed to make Mr. Chen “whole” for the benefits he would be forfeiting by leaving his then current employer. See “Perquisites” on page 29 and the “Pension Benefits Table” on page 41 for a description of Mr. Chen’s current benefits. If Mr. Chen’s employment terminates without cause and not in connection with a change of control, as defined in his amended and restated change of control agreement (see “Executive Change of Control Agreements,” below), Mr. Chen’s agreement provides for a severance payment equal to 150% of both his base salary and target annual cash bonus for the then-current fiscal year, continuation of his employee benefits for a period of 18 months from his effective date of termination, accelerated vesting of 100% of his then-outstanding stock options and the immediate release of 50% of his restricted stock from escrow. See “Executive Change of Control Agreements,” below regarding amounts payable to Mr. Chen in the event his employment terminates in connection with a change of control.
Executive Change of Control Agreements
John Chen. In 2001, the Company entered into an amended and restated change of control agreement with Mr. Chen providing for severance payments equal to two times his then current annual base salary and annual target incentive compensation and accelerated vesting of 100% of his then-outstanding stock options and the immediate release of his restricted stock from escrow. These benefits are payable upon a change of control, regardless of whether Mr. Chen is terminated (“single trigger”). A “change of control” means the first to occur of any of the following events: (i) any person becomes the direct or indirect beneficial owner of 50% or more of the Company’s voting securities (whether by tender offer or otherwise); (ii) there is a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are incumbent directors; (iii) a merger or consolidation involving the Company results in a conversion of the Company’s voting securities immediately prior to the transaction into less than 50% of the total voting power of the voting securities of the surviving entity; or (iv) a sale of all or substantially all of the Company’s assets. In order to assure that Mr. Chen, along with certain other executive officers noted below who would be directly involved in the negotiation of a change of control of the Company (and who due to their positions within the Company would most likely not be employed by the surviving entity after a change of control) would be provided with incentive to support a change of control that the Board found to be in the best interests of the Company, the Company entered into single trigger agreements with these individuals. The Board entered into these single trigger agreements based on advice from independent legal counsel and industry practice at the time the agreements were executed. Additionally, if Mr. Chen’s employment terminates within 18 months of a change of control, other than for cause, the Company will continue his benefits for a two year period and the Company will “gross up” the benefit payments for the amount of any tax payable in respect of these benefits. If any payments under Mr. Chen’s change of control agreement are covered under Section 280G of the Internal Revenue Code (the “Code”) and subject Mr. Chen to excise tax under Section 4999 of the Code, the Company will provide him with an amount sufficient to cover the excise tax imposed and any other income or employment taxes imposed on the amounts paid to cover the excise tax.
Other Executives. The Company has also entered into single trigger change of control agreements with the Company’s current Chief Financial Officer and General Counsel and with the former Senior Vice President, Corporate Development and Marketing, who currently serves as the President of Sybase 365, a subsidiary of the Company. These agreements are similar to the agreement entered into with the Company’s CEO except (i) these agreements provide for two times each officer’s then current annual base salary and one and a half times the officer’s annual target incentive compensation as severance payments following a change in control and (ii) if any payments under the foregoing change of control agreements are covered under Section 280G of the Internal Revenue Code (the “Code”) and subject the employee to excise tax under Section 4999 of the Code, the Company will either provide the employee full change of control benefits, or pay such lesser amount which would result in no portion of the change in control benefits being subject to excise taxes, whichever amount results in the greater after-tax benefit to the employee.

The Company has entered into amended and restated change of control agreements in 2001 similar to the ones noted in the paragraph above with each of its other current executive officers. However, such agreements are not single trigger agreements. The benefits will be paid only if the executive’s employment is terminated upon or within 18 months following a change of control (“double trigger”). In entering into the Agreement, the Board of Directors felt that it would be in the best interests of the stockholders to assure that during a change of control the executives were fully engaged and were not distracted by concerns regarding their employment status.
The tables below set forth the potential payments to the CEO and other Named Executive Officers upon the occurrence of certain triggering events.
John Chen’s Change of Control or Termination Scenarios
Change of control and employment termination scenarios are shown below for Mr. Chen. Had he been terminated as of December 31, 2006, he would receive benefits between $0 and $39,118,750 depending on the reasons for the termination. He will not receive severance benefits under more than one of the scenarios. For example, if there is a change of control and his employment is terminated, he will only receive the amount he is entitled to under the change of control scenario, and he will not also be entitled to employment severance as a result of being terminated without cause.
•	Had a change of control occurred as of December 31, 2006, Mr. Chen would have been eligible to receive the payments set forth below:

Pay Item	Summary of Terms	Estimated Payment
Cash Severance	2x annual base salary; plus	$ 1,980,000

	2x the greater of (a) the	2,500,000
	average bonus paid for the
	previous 2 fiscal years or
	(b) the target incentive
	opportunity for the
	current fiscal year

Acceleration of Unvested Stock	All unvested stock options
Options and Restricted Stock	and restricted shares
	become immediately vested	25,784,363

Benefits Continuation	24 months benefits
	continuation (if
	terminated within 18
	months of Change of
	Control)	143,750

Life Insurance	Reimbursement for	96,200
	Supplemental Insurance
	premiums
Retiree Health Plan Coverage (1)	Present value of lifetime
	retiree health plan
	premiums (assumes no
	services being provided)	1,063,559

Excise Tax Gross-up Payment	Payment to offset any
	excise taxes levied under
	Section 4999 of the Code	7,550,878

Total		$39,118,750

(1)	Based on cost estimates for continuation of medical, dental and vision coverage through 2033, with tax gross up applied since the premiums are paid pursuant to a self-insured discriminatory plan.

•	In the event that Mr. Chen is terminated by the Company without cause and a change of control has not occurred, the following benefits will be provided to Mr. Chen. A voluntary termination as a result of the following is considered a termination without cause: (i) without Mr. Chen’s express written consent, the assignment to Mr. Chen of any duties or the significant reduction of the Mr. Chen’s duties, either of which is materially inconsistent with Mr. Chen’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of Mr. Chen from such position and responsibilities, which is not effected for disability or for cause; (ii) a material reduction by the Company in the base salary and/or target bonus of Mr. Chen as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of benefits to which Mr. Chen is entitled immediately prior to such reduction with the result that Mr. Chen’s overall benefits package is significantly reduced (other than a nondiscriminatory reduction affecting the Company’s employees generally) ; or (iv) the relocation of Mr. Chen to a facility or a location more than 75 miles from San Francisco without Mr. Chen’s express written consent.

Pay Item	Summary of Terms	Estimated Payment
Cash Severance	1.5x annual base salary; plus	$1,485,000

	1.5x the greater of (a) the	1,875,000
	average bonus paid for the
	previous 2 fiscal years or (b)
	the target incentive
	opportunity for the current
	fiscal year

Acceleration of Unvested	All unvested stock options and
Stock Options and Restricted	restricted shares become
Stock	immediately vested	25,784,363

Benefits Continuation	18 months benefits continuation	60,866

Retiree Health Plan Coverage	Present value of lifetime
	retiree health plan premiums
	(assumes no services being
	provided)	1,063,559

Total		$30,268,788

•	In the event that Mr. Chen is terminated by the Company for cause or if Mr. Chen resigns, retires, dies or terminates his employment due to disability, Mr. Chen is not entitled to any severance payments or benefits other than retiree health plan coverage in certain situations. If prior to age 55, Mr. Chen (a) does not voluntarily terminate his employment with the Company and (b) is not terminated by the Company for cause, then he shall be entitled to retiree health plan coverage upon a termination of his employment for any reason after age 55.
Other Named Executive Officers’ Change of Control or Termination Scenarios
Change of control and employment termination scenarios are shown below for the other Named Executive Officers. These Named Executive Officers will not receive severance benefits under more than one of the scenarios. For example, if there is a change of control and his employment is terminated such that he is entitled to change of control benefits, he will only receive the amount he is entitled to under the change of control scenario, and he will not also be entitled to employment severance in connection with being terminated as a result of a layoff or reduction in force.
•	Had a change of control occurred as of December 31, 2006, Mr. Van der Vorst and Mr. Beard would have been eligible to receive the payments set forth below. Also had a change of control occurred during calendar year 2006, and had Dr. Nathan or Mr. Capelli been terminated as of December 31, 2006, such Named Executive Officer would have been eligible to receive the payments set forth below:

		Estimated			Estimated
		Payment to	Estimated	Estimated	Payment to
	Summary of	Pieter Van der	Payment to	Payment to	Steve
Pay Item	Terms	Vorst	Marty Beard	Raj Nathan	Capelli
	2x annual base
Cash Severance	salary; plus	$727,320	$685,170	$736,320	$770,000

	1.5x the greater of	398,208	318,604	375,523	465,000
	(a) the average
	bonus paid for the
	previous 2 fiscal
	years or (b) the
	target incentive
	opportunity for the
	current fiscal year

Acceleration of	All unvested stock
Unvested, Stock	options and
Options and	restricted shares
Restricted Stock	become immediately
	vested	1,761,880	1,663,009	1,551,389	1,881,696

	24 months benefits
	continuation (if
	terminated within
	18 months of Change
Benefits Continuation	of Control)	115,242	108,104	115,401	109,181

	Payment to offset
	any excise taxes
	levied under
Excise Tax Gross-up	Section 4999 of the
Payment	Code	0	0	0	0

Total		$3,002,650	$2,774,887	$2,778,633	$3,225,877

•	In the event that any of the Named Executive Officers other than Mr. Chen is terminated as a result of a layoff or a reduction in force and a change of control has not occurred, the Named Executive Officer is entitled to a severance benefit equal to the greater (i) 4 months of base salary or (ii) 2 months of base salary plus 2 weeks of base salary for each year of service with the Company, provided that the total severance payment shall not exceed 24 weeks of base salary.

Had the Named Executive Officer been terminated on December 31, 2006 and had he been entitled to a severance payment, he would be eligible to receive the payments set forth below:

Pieter Van der Vorst	Marty Beard	Raj Nathan	Steve Capelli

$167,843	$136,156	$169,920	$177,692
•	In the event that any of the other Named Executive Officers is terminated by the Company for cause or if such person resigns, retires, dies or terminates his employment due to disability, the executive is not entitled to any severance payments or benefits.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions.
Historically, in connection with the Board Affairs Committee’s determination of the independence of the Company’s directors, this Committee reviews any related party transactions involving members of the Board and determines if any such transactions impact the independence of the Company’s non-employee directors. In 2006, the Board Affairs Committee determined that all of the Company’s non-employee directors were independent as defined by the NYSE’s Corporate Governance Standards and the Company’s Corporate Governance Guidelines, see “Corporate Governance Matters, Board Independence” on page 9. The Company’s executive officers, members of the Board, and the Company’s entire workforce are also covered by the Company’s Statement of Values and Business Ethics and the Company’s Conflicts of Interest policies which require the disclosure of related party transactions to appropriate parties within the Company. A link to the Company’s Statement of Values and Business Ethics, which contains a summary of the Conflict of Interest policy is available on the home page Company’s website, Sybase.com, under “Code of Ethics.”
In February 2007, the Board adopted a written policy for related party transactions. Under this policy, in 2007 and in the future, the Board Affairs Committee will review the material facts of all transactions between the Company and a related party (defined to include executive officers, directors, director nominees, greater than 5% stockholders or the immediate family members of the foregoing) which have exceeded or may exceed $100,000 in a single year where the related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Under the related party transaction policy, the Board Affairs Committee will either pre-approve, or if pre-approval is not feasible, review and, if appropriate, ratify at the Committee’s next meeting, all related party transactions entered into by the Company. The Board Affairs Committee’s review of related party transactions will take into account, among other factors the Committee deems appropriate, whether the transaction is on terms no less favorable than generally available to unaffiliated third-parties in similar circumstances and the extent of the related party’s interest in the transaction. No member of the committee will participate in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including (i) executive officer compensation which has been approved by the Compensation Committee (unless the executive officer is related to a director or another executive officer) and director compensation reported in the proxy, (ii) transactions with companies where the related party’s only relationship is as a non-executive employee, director or less than 10% owner, if the aggregate transaction does not exceed the greater of $1,000,000 or 2 percent of the other company’s total revenue, (iii) charitable contributions by the Company to charities where the related person’s only relationship is as a non-executive employee or director if the aggregate transaction does not exceed the lesser of $1,000,000 or 2 percent of the charity’s total annual receipts, and (iv) transactions with related persons where the rates or charges are determined by competitive bids.
All related party transactions which are required by SEC rules to be disclosed shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission.
Related Party Transactions in 2006
Mr. Chen’s brother-in-law, Hung Hsi, has been employed by the Company since June 1998 as a software engineer. Mr. Hsi currently earns an annual salary of $147,800 and is eligible for a targeted bonus of up to 10% of his annual salary. In 2006 Mr. Hsi was awarded options to purchase 1,500 shares of common stock at $21.25 per share. These options vest over four years from the grant date.
Mr. Capelli’s brother-in-law, Cornel Lee, has been employed by the Company since April 2005 as an account manager. In 2006 Mr. Lee became Mr. Capelli’s brother-in-law. In 2006 Mr. Lee earned a base salary of $67,500 and earned variable compensation of $238,566. In 2006 Mr. Lee was awarded options to purchase 500 shares of common stock at $21.25 per share. These options vest over four years from the grant date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our Section 16 officers and directors, and holders of more than 10% of any class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Forms 4 and 5 with the SEC. These individuals are also required to furnish the Company with copies of all Section 16(a) forms filed on their behalf.
Based solely on our review of trading information we reviewed, or written notice from certain reporting persons that no Forms 4 or 5 were required, the Company believes that all required Section 16(a) filings were made on a timely basis in 2006 except as follows: in February 2006 a late Form 4 was filed for the sale of 3,000 shares of common stock by Terry Stepien, one of our Section 16 officers.
OTHER MATTERS
Documents Incorporated by Reference
The information in Note Seven to the Consolidated Financial Statements contained in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 is incorporated by reference as noted in footnote 2 to the “Equity Compensation Plan Information” table on page 20. The Report on Form 10-K is being furnished to stockholders simultaneously with this Proxy Statement.
Deadline for Receipt of Stockholder Proposals for the 2008 Annual Meeting
If you want us to consider a proposal for possible inclusion in our Proxy Statement for our 2008 Annual Meeting of Stockholders, you must deliver your proposal to Sybase’s Corporate Secretary at our principal executive offices, One Sybase Drive, Dublin, California 94568 no later than December 28, 2007. Any such proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
If you wish to present a proposal at our 2008 Annual Meeting, and the proposal is not intended to be included in our Proxy Statement relating to that meeting, you must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws (the “Bylaw Deadline”), as described below. If you give notice of such a proposal after the Bylaw Deadline, you will not be permitted to present the proposal to the stockholders for a vote at the meeting. Rules under the Securities Exchange Act of 1934, as amended, also establish a different deadline for submission of stockholder proposals that are not intended to be included in our 2008 Proxy Statement with respect to the discretionary voting of proxies on such proposals (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for our 2008 Annual Meeting is March 14, 2008 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If you give notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against your proposal when and if the proposal is raised at our 2008 Annual Meeting. Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our next Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at our 2008 Annual Meeting, and we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.
If you intend to present a proposal or nomination from the floor at the 2008 Annual Meeting, but you do not intend to have it included in our 2008 Proxy Statement, then you must deliver a copy of your proposal or nomination to Sybase’s Corporate Secretary at our principal executive offices in accordance with the following procedures:

Under our Bylaws we must receive your notice not less than 90 days prior to the 2008 Annual Meeting (unless there is less than 100 days’ notice of the meeting date, in which case notice must be received no later than the tenth day following the day on which such notice is first given or disclosed). Also, your notice must state all of the following as to each matter, or the presiding officer may properly refuse to acknowledge your proposal or nomination:
•	your name and address, and the nature of the matter

•	that you are a stockholder of record and are entitled to vote at the meeting

•	the name and address of your nominee, if any

•	whether you will appear in person or by proxy to make the proposal or nomination

•	a description of all arrangements between you and the nominee, if any, regarding the nomination

•	all other information that would be required in a proxy statement
Please see “Director Nominee Criteria and Process” on page 10 for a discussion of the Board’s process for evaluating director nominees.
We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the 2007 Annual Meeting, including any stockholder proposals received between the date of this Proxy Statement and the Bylaw Deadline for this year’s Annual Meeting, which is May 10, 2007 (the tenth day after this Proxy Statement is mailed).
The Board of Directors does not know of any other matters to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with their best judgment on such matters.
THE BOARD OF DIRECTORS
Dated: April 30, 2007

FORM OF PROXY
SYBASE, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 29, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 2007, and hereby appoints Pieter A. Van der Vorst, Charles Chen and Daniel Cohen, or any of them, with full power of substitution, attorneys and proxy holders to vote, as indicated on the reverse side, all shares of Common Stock of SYBASE, INC., a Delaware Corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held May 29, 2007 at 10:00 a.m. local time at the offices of the Company , United Nations Conference Room, One Sybase Drive, Dublin, California 94568, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present at such meeting, on the matters set forth on the reverse side.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SYBASE, INC.
Vote on Directors

1. Election of Class III Directors		For	Withhold	For All	To withhold authority to vote, mark
		All	All	Except:	“For All Except” and write the
nominee’s number on the line below:
Nominees	1) Cecilia Claudio	☐	☐	☐

2) L. William Krause

3) Robert P. Wayman

Vote on Proposals

2.	Ratification of Ernst & Young LLP as independent registered public accounting firm for 2007	For	Against	Abstain
		☐	☐	☐

3.	Approve an amendment to the Company’s Restated Certificate of Incorporation to reorganize the Board of Directors into a single class	For	Against	Abstain
		☐	☐	☐

4.	Approve amendments to the Sybase, Inc. Amended and Restated 2003 Stock Plan, that among other matters, increase the share reserve by 4,000,000 shares	For	Against	Abstain
		☐	☐	☐
In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature (Please Sign Within Box)	Date	Signature (Joint Owner)	Date